                                                                    Exhibit 4.2

                              TERM LOAN AGREEMENT,

                         dated as of November 26, 1997,


                                      among


                        WHEELING-PITTSBURGH CORPORATION,
                                as the Borrower,


                         VARIOUS FINANCIAL INSTITUTIONS,
                                 as the Lenders,

                           DLJ CAPITAL FUNDING, INC.,
                          as the Syndication Agent and
                    the Administrative Agent for the Lenders,

                                       and

                               CITICORP USA, INC.,
                   as the Documentation Agent for the Lenders,





                                   ARRANGED BY

               DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

                                TABLE OF CONTENTS


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SECTION                                                                                                      PAGE||
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                                                     ARTICLE I

                                          DEFINITIONS AND ACCOUNTING TERMS

1.1.          Defined Terms.......................................................................................1
1.2.          Use of Defined Terms...............................................................................22
1.3.          Cross-References...................................................................................22
1.4.          Accounting and Financial Determinations............................................................22
1.5.          Officers' Certificates and Opinions................................................................23


                                                     ARTICLE II

                                  COMMITMENTS, BORROWING PROCEDURES AND TERM NOTES

2.1.          Commitments........................................................................................23
2.1.1.        Term Loan Commitments..............................................................................23
2.1.2.        Lenders Not Permitted or Required to Make the Term Loans...........................................23
2.2.          Borrowing Procedures and Funding Maintenance.......................................................24
2.3.          Continuation and Conversion Elections..............................................................24
2.4.          Funding............................................................................................24
2.5.          Term Notes.........................................................................................24


                                                    ARTICLE III

                                     REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

3.1.          Repayments and Prepayments; Application............................................................25
3.1.1.        Repayments and Prepayments.........................................................................25
3.1.2.        Application........................................................................................26
3.2.          Interest Provisions................................................................................27
3.2.1.        Rates..............................................................................................27
3.2.2.        Post-Maturity Rates................................................................................27
3.2.3.        Payment Dates......................................................................................27
3.3.          Fees...............................................................................................28
3.3.1.        Arrangement, Structuring and Commitment Fees.......................................................28
3.3.2.        Administrative Agent Fee...........................................................................28



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                                                     ARTICLE IV

                                       CERTAIN LIBO RATE AND OTHER PROVISIONS
4.1.          LIBO Rate Lending Unlawful.........................................................................28
4.2.          Deposits Unavailable...............................................................................28
4.3.          Increased LIBO Rate Loan Costs, etc................................................................29
4.4.          Funding Losses.....................................................................................29
4.5.          Increased Capital Costs............................................................................29
4.6.          Taxes..............................................................................................30
4.7.          Payments, Computations, etc........................................................................30
4.8.          Sharing of Payments................................................................................31
4.9.          Setoff.............................................................................................31


                                                     ARTICLE V

                                              CONDITIONS TO TERM LOANS

5.1.          Resolutions, etc...................................................................................32
5.2.          Delivery of Term Note..............................................................................32
5.3.          Subsidiary Guaranty................................................................................32
5.4.          Closing Date Certificate; Transaction Documents....................................................32
5.5.          Existing Senior Note Defeasance....................................................................32
5.6.          Issuance of the 1997 Senior Notes..................................................................33
5.7.          Litigation.........................................................................................33
5.8.          Material Adverse Change............................................................................33
5.9.          Opinions of Counsel................................................................................33
5.10.         Closing Fees, Expenses, etc........................................................................33
5.11.         Satisfactory Legal Form............................................................................33


                                                     ARTICLE VI

                                           REPRESENTATIONS AND WARRANTIES

6.1.          Organization; Due Authorization, etc...............................................................33
6.2.          Capital Stock of the Borrower......................................................................34
6.3.          Subsidiaries.......................................................................................34
6.4.          No Conflicts.......................................................................................34
6.5.          Validity and Binding Effect........................................................................35
6.6.          Tax Sharing Agreement, etc.........................................................................35
6.7.          Litigation.........................................................................................35
              Environmental Laws and ERISA.......................................................................35
6.9.          Financial Statements...............................................................................36
6.10.         Investment Company Act.............................................................................37
6.11.         Regulations G, T, U and X..........................................................................37



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
6.12.         Material Adverse Change............................................................................37
6.13.         Property, etc......................................................................................37
6.14.         Taxes..............................................................................................37
6.15.         Solvency...........................................................................................37
 6.16.        Accuracy of Information............................................................................38


                                                    ARTICLE VII

                                                     COVENANTS

7.1.          Affirmative Covenants..............................................................................38
7.1.1.        Financial Information, Reports, Notices, etc.......................................................38
7.1.2.        Corporate Existence................................................................................39
7.1.3.        Stay, Extension and Usury Laws.....................................................................39
7.1.4.        Insurance..........................................................................................40
7.1.5.        Taxes..............................................................................................40
7.1.6.        Books and Records..................................................................................40
7.1.7.        Use of Proceeds, etc...............................................................................40
7.1.8.        Additional Subsidiary Guarantors...................................................................40
7.2.          Negative Covenants.................................................................................40
7.2.1.        Incurrence of Indebtedness and Issuance of Preferred Stock.........................................40
7.2.2.        Liens..............................................................................................42
7.2.3.        Restricted Payments................................................................................43
7.2.4.        Dividend and Other Payment Restrictions Affecting Subsidiaries.....................................45
7.2.5.        Merger, Consolidation, or Sale of Assets...........................................................46
7.2.6.        Asset Sales........................................................................................46
7.2.7.        Modification of Certain Agreements.................................................................47
7.2.8.        Transactions with Affiliates. .....................................................................47
7.2.9.        Issuances and Sales of Capital Stock of Subsidiaries...............................................48
7.2.10.       Sale and Leaseback Transactions....................................................................48


                                                    ARTICLE VIII

                                                 EVENTS OF DEFAULT

8.1.          Listing of Events of Default.......................................................................48
8.1.2.        Breach of Warranty.................................................................................49
8.2.          Acceleration.......................................................................................50


                                                     ARTICLE IX

                                                     THE AGENTS

9.1.          Appointment of Agents..............................................................................51
9.2.          Nature of Duties of the Agents.....................................................................51
9.3.          General Immunity...................................................................................51


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
9.4.          Successor..........................................................................................52
9.5.          Agents in their Capacity as Lenders................................................................52
9.6.          Actions by Each Agent..............................................................................53
9.7.          Right to Indemnity.................................................................................53
9.8.          Credit Decisions...................................................................................53
9.9.          Copies, etc........................................................................................54
9.10.         The Syndication Agent, the Documentation Agent and the Administrative Agent........................54
9.11.         Agreement to Cooperate.............................................................................54


                                                     ARTICLE X

                                              MISCELLANEOUS PROVISIONS

10.1.         Waivers, Amendments, etc...........................................................................54
10.2.         Notices............................................................................................55
10.3.         Payment of Costs and Expenses......................................................................55
10.4.         Indemnification....................................................................................56
10.5.         Survival...........................................................................................57
10.6.         Severability.......................................................................................57
10.7.         Headings...........................................................................................57
10.8.         Execution in Counterparts, Effectiveness, etc......................................................57
10.9.         Governing Law; Entire Agreement....................................................................57
10.10.        Successors and Assigns.............................................................................58
10.11.        Sale and Transfer of Term Loans and Term Notes; Participations in Term
              Loans and Term Notes...............................................................................58
10.11.1.      Assignments........................................................................................58
10.11.3.      Assignments to Federal Reserve Banks...............................................................59
10.11.5.      Representations of Lenders.........................................................................60
10.12.        Other Transactions.................................................................................60
10.13.        Forum Selection and Consent to Jurisdiction........................................................60
10.14.        Waiver of Jury Trial...............................................................................61
||


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
SCHEDULE I        -        Disclosure Schedule
SCHEDULE II       -        Percentages and Administrative Information

EXHIBIT A         -        Form of Term Note
EXHIBIT B         -        Form of Borrowing Request
EXHIBIT C         -        Form of Continuation/Conversion Notice
EXHIBIT D         -        Form of Subsidiary Guaranty
EXHIBIT E         -        Form of Closing Date Certificate
EXHIBIT F         -        Form of Lender Assignment Agreement
EXHIBIT G-1       -        Form of Opinion of New York Counsel to the Obligors
EXHIBIT G-2       -        Form of Opinion of Pennsylvania Counsel to the
                           Obligors
EXHIBIT G-3       -        Form of Opinion of Ohio Counsel to the Obligors

                               TERM LOAN AGREEMENT


         This TERM LOAN AGREEMENT, dated as of November 26, 1997, is among WHEELING-PITTSBURGH CORPORATION, a Delaware corporation (the "Borrower"), the various financial institutions as are or may become parties hereto as provided herein (collectively, the "Lenders"), DLJ CAPITAL FUNDING, INC. ("DLJ"), as syndication agent (the "Syndication Agent"), and as administrative agent (the "Administrative Agent") for the Lenders, and CITICORP USA, INC., as documentation agent (the "Documentation Agent") for the Lenders.


                              W I T N E S S E T H:

         WHEREAS, the Borrower is engaged directly and through its various Subsidiaries (such capitalized term, and other capitalized terms used herein, to have the meanings provided in Section 1.1) in the manufacture and sale of flat rolled steel products;

         WHEREAS, the Borrower desires to obtain from the Lenders a Commitment to provide $75,000,000 in Term Loans, the proceeds of which will be used to defease the Existing Senior Notes, reduce existing Indebtedness under the Revolving Credit Facility and to pay the costs and expenses associated with this transaction and issuance of the 1997 Senior Notes (the "1997 Senior Note Offering"); and

         WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth (including Article V), to extend the Commitments and make the Term Loans described herein to the Borrower;

         NOW, THEREFORE, the parties hereto agree as follows:


                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

         SECTION 1.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

         "Acquired Indebtedness" means, with respect to any specified Person,
(i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering an asset acquired by such specified Person at the time such asset is acquired by such specified Person.

         "Administrative Agent" is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Administrative Agent pursuant to Section 9.4.

         "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Agents" means, collectively, the Administrative Agent, the Syndication Agent and the Documentation Agent.

         "Agreement" means, on any date, this Term Loan Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

         "Alternate Base Rate" means, for any day and with respect to all Base Rate Loans, a fluctuating rate of interest per annum equal to the higher of: (a) 0.50% per annum above the Federal Funds Rate most recently determined by the Administrative Agent; and (b) the rate of interest in effect for such day as most recently publicly announced or established by the Administrative Agent at its Domestic Office as its "reference rate." (The "reference rate" is a rate set by the Administrative Agent based upon various factors including the Administrative Agent's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate.) Any change in the reference rate announced by the Administrative Agent shall take effect at the opening of business on the day of such establishment or announcement.

          "Applicable Margin" means (i) with respect to the unpaid principal amount of each Term Loan maintained as a Base Rate Loan, 2.25% per annum and
(ii) with respect to the unpaid principal amount of each Term Loan maintained as a LIBO Rate Loan, 3.25% per annum.

         "Arranger" means Donaldson, Lufkin & Jenrette Securities Corporation, a Delaware corporation.

         "Asset Sale" means the sale, lease, conveyance, disposition or other transfer (a "disposition") of any properties, assets or rights (including a sale and leaseback transaction or the issuance, sale or transfer by the Borrower of Equity Interests of a Restricted Subsidiary) whether in a single transaction or a series of related transactions; provided, however, that the following transactions will be deemed not to be Asset Sales: (a) sales of inventory in the ordinary course of business; (b) a disposition of assets by the Borrower to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary of the Borrower to the Borrower or to another Wholly Owned Restricted Subsidiary of the Borrower; (c) a disposition of Equity Interests by a Wholly Owned Restricted Subsidiary of the Borrower to the Borrower or to another Wholly Owned Restricted Subsidiary of the Borrower; (d) a Permitted Investment or Restricted Payment that is permitted by this Agreement; (e) the issuance by the Borrower of Equity Interests; (f) the disposition of properties, assets or rights in any fiscal year the aggregate

Net Proceeds of which are less than $1,000,000; and (g) the sale of accounts receivable pursuant to the Receivables Facility. The fair market value of any non-cash proceeds of a sale of assets shall be determined by the Board of Directors of the Borrower, whose resolution with respect thereto shall be delivered to the Administrative Agent.

         "Asset Sale Amount" means, on any date in respect of any Term Loan, an amount which is the product of (a) a fraction (expressed as a percentage), the numerator of which is the aggregate outstanding principal amount of Term Loans and the denominator of which is the sum of the aggregate outstanding principal amount of Term Loans plus the aggregate outstanding principal amount of 1997 Senior Notes multiplied by (b) the aggregate amount of Excess Proceeds from Asset Sales required to be applied pursuant to Section 7.2.6 to prepay Term Loans.

         "Asset Sale Prepayment Date" means a date that is within 30 days following delivery by the Borrower of a notice to the Administrative Agent and each Lender of the prepayment of Term Loans from Excess Proceeds from Asset Sales pursuant to Section 7.2.6.

         "Assignee Lender" is defined in Section 10.11.1.

         "Attributable Indebtedness" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

         "Authorized Officer" means, relative to any Obligor, those of its officers whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.1.

         "Bankruptcy Law" means Title 11, United States Code, or any similar federal or state law for the relief of debtors.

         "Base Rate Loan" means a Term Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

         "Board of Directors" means, with respect to any Person, the Board of Directors of such Person, or any authorized committee of the Board of Directors of such Person.

         "Borrower" is defined in the preamble.

         "Borrowing" means Term Loans of the same type and, in the case of LIBO Rate Loans, having the same Interest Period made by all Lenders on the same Business Day.

         "Borrowing Request" means a loan request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B hereto.

         "Business Day" means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York City and, with respect to

Borrowings of, Interest Periods with respect to, payments of principal and interest in respect of, continuations or conversions of Base Rate Loans into, LIBO Rate Loans, on which dealings in Dollars are carried on in the London interbank market.

         "Capital Expenditure Indebtedness" means Indebtedness incurred by any Person to finance the purchase or construction of any property or assets acquired or constructed by such Person which have a useful life of more than one year so long as (a) the purchase or construction price for such property or assets is included in "addition to property, plant or equipment" in accordance with GAAP, (b) the acquisition or construction of such property or assets is not part of any acquisition of a Person or line of business and (c) such Indebtedness is incurred within 90 days of the acquisition or completion of construction of such property or assets.

         "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Cash Equivalents" means (a) United States dollars, (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500,000,000, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above, (d) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Service and in each case maturing within six months after the date of acquisition and (e) money market mutual funds substantially all of the assets of which are of the type described in the foregoing clauses (a) through (d).

         "Change of Control" means any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, to any Person (as such term in used in Section 13(d)(3) of the Exchange Act), (b) the adoption of a plan relating to the liquidation or dissolution of the Borrower, (c) the consummation of any transaction (including any merger or consolidation) the result of which is that (i) any "Person" or "group" (as such terms are used in Section 13(d)(3) of the Exchange Act) other than the Parent or an underwriter or group of underwriters in an underwritten public offering becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of at least 50% of the voting power of the outstanding voting stock of the Borrower, (d) the merger or consolidation of the Borrower with or into another corporation with the effect that the existing stockholders of the Borrower hold less than 50% of the combined voting power of the then outstanding voting securities of the surviving corporation of such merger or the corporation resulting from such consolidation or (e) the first day on which more than a majority of the members of the Board of Directors of the Borrower are not Continuing Directors.

         "Change of Control Prepayment Date" means a date that is within 37 days following the occurrence of any Change of Control.

         "Change of Control Prepayment Event" is defined in clause (b) of
Section 3.1.2.

         "Change of Control Prepayment Notice" means a notice delivered to the Administrative Agent and each Lender in connection with a Change of Control Prepayment Event stating that (i) a Change of Control has occurred and that each Lender is entitled to have its Term Loans prepaid, (ii) the Change of Control Prepayment Price and the Change of Control Prepayment Date, (iii) any Term Loan not prepaid shall remain outstanding, (iv) unless the Borrower defaults in the payment of the Change of Control Prepayment Price, all Term Loans prepaid in full pursuant to the Change of Control Prepayment Event shall cease to be outstanding after the Change of Control Prepayment Date, (v) Lenders electing to have their Term Loans prepaid in full pursuant to a Change of Control Prepayment Event shall surrender their Term Notes marked "Canceled" to the Administrative Agent at the address specified in the Change of Control Prepayment Notice prior to the close of business on the third Business Day preceding the Change of Control Prepayment Date, (vi) any Lender shall be entitled to withdraw its prepayment election if the Administrative Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Prepayment Date, a telegram, telex, facsimile transmission or letter from such Lender setting forth the name of such Lender, the outstanding principal amount of such Lender's Term Loans and a statement that such Lender is withdrawing its prepayment election and (vii) any Lender electing to have its Term Loans partially prepaid shall be issued new Term Notes in a principal amount equal to the amount of Term Loans not prepaid.

         "Change of Control Prepayment Price" is defined in clause (b) of
Section 3.1.2.

         "Citicorp" is defined in this preamble.

         "Closing Date" means the date of the initial Borrowing, not to be later than November 26, 1997.

         "Closing Date Certificate" means a certificate of an Authorized Officer of the Borrower substantially in the form of Exhibit E hereto, delivered pursuant to Section 5.4.

         "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified.

         "Commitment Termination Event" means (i) the occurrence of any Event of Default described in Section 8.1.8, or (ii) the occurrence and continuance of any other Event of Default and either (x) the declaration of the Term Loans to be due and payable pursuant to Section 8.2, or (y) in the absence of such declaration, the giving of notice to the Borrower by the Administrative

Agent, acting at the direction of the Required Lenders, that the Term Loan Commitments have been terminated.

         "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (a) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries, to the extent that such provision for taxes was included in computing Consolidated Net Income, plus (b) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing Consolidated Net Income, plus (c) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges of such Person and its Restricted Subsidiaries for such period, to the extent that such depreciation, amortization and other non-cash charges were deducted in computing Consolidated Net Income, minus (d) non-cash items increasing consolidated revenues in determining Consolidated Net Income for such period to the extent not already reflected as an expense in computing Consolidated Net Income, minus (e) all cash payments during such period relating to non-cash charges and other non-cash items that were or would have been added back in determining Consolidated Cash Flow for any prior period, in each case, on a consolidated basis and determined in accordance with GAAP.

         "Consolidated Interest Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Consolidated Interest Expense of such Person for such period; provided, however, that the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to each of the following transactions as if each such transaction had occurred at the beginning of the applicable four-quarter reference period: (a) any incurrence, assumption, guarantee or redemption by the Borrower or any of its Restricted Subsidiaries of any Indebtedness (including revolving credit borrowings based on the average daily balance outstanding during the relevant period) subsequent to the commencement of the period for which the Consolidated Interest Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Interest Coverage Ratio is made (the "Calculation Date"); (b) any acquisition that has been made by the Borrower or any of its Restricted Subsidiaries, or approved and expected to be consummated within 30 days of the Calculation Date, including, in each case, through a merger or consolidation, and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date (in which case Consolidated Cash Flow for such reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities and without giving effect to clause (c) of the proviso set forth in the definition of Consolidated Net Income); and (c) any other transaction that may be given pro forma effect in accordance with Article 11 of Regulation S-X as in effect from time to time; and provided, further, that (i) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and (ii) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

         "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of (a) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), (b) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such guarantee of Lien is called upon), (c) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period and (d) the product of (i) all cash dividend payments on any series of preferred stock of such Person, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rates of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

         "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that (a) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (b) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (c) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (d) the cumulative effect of a change in accounting principles shall be excluded.

         "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (a) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date plus (b) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of this Agreement in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, (ii) all investments as of such date in unconsolidated Restricted Subsidiaries and in Persons that are not Subsidiaries and

(iii) all unamortized debt discount and expense and unamortized deferred charges as of such date, in each case determined in accordance with GAAP; provided, however, that any changes after the date of this Agreement in the liabilities of such Person and its Restricted Subsidiaries in respect of other post-retirement employee benefits or pension benefits that would be reflected on a consolidated balance sheet of such Person and its Restricted Subsidiaries in accordance with GAAP shall be excluded.

         "Continuation/Conversion Notice" means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.

         "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Borrower who (a) was a member of the Board of Directors of the Borrower on the Closing Date or (b) was nominated for election to the Board of Directors of the Borrower with the approval of, or whose election to the Board of Directors of the Borrower was ratified by, at least two-thirds of the Continuing Directors who were members of the Board of Directors of the Borrower at the time of such nomination or election or by the Parent so long as the Parent owns a majority of the Capital Stock of the Borrower.

         "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         "Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would, unless cured or waived, constitute an Event of Default.

         "Disclosure Schedule" means the Disclosure Schedule attached hereto as
Schedule I, as it may be amended, supplemented or otherwise modified from time to time by the Borrower with the written consent of the Agents and the Required Lenders.

         "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Final Maturity Date or the Obligations are otherwise paid in full; provided, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to repurchase such Capital Stock (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of an Asset Sale or a Change of Control shall not constitute Disqualified Stock if such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provides that the issuer thereof will not repurchase or redeem any such Capital Stock (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by the Borrower with Section 7.2.6, as the case may be.

         "DLJ" is defined in the preamble.

         "Documentation Agent" is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Documentation Agent pursuant to Section 9.4.

         "Dollar" and the sign "$" mean lawful money of the United States.

         "Domestic Office" means, relative to any Lender, the office of such Lender designated as such in Schedule II hereto or designated in the Lender Assignment Agreement or such other office of a Lender (or any successor or assign of such Lender) within the United States as may be designated from time to time by notice from such Lender, as the case may be, to each other Person party hereto. A Lender may have separate Domestic Offices for purposes of making, maintaining or continuing, as the case may be, Base Rate Loans.

         "Effective Date" means the date this Agreement becomes effective pursuant to Section 10.8.

         "Environmental Laws" is defined in Section 6.7.

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "ERISA"is defined in Section 6.7 .

         "ERISA Affiliate" means any corporation, partnership, or other trade or business (whether or not incorporated) that is, along with the Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA, or a member of the same affiliated service group within the meaning of Section 414(m) of the Code.

         "Event of Default" is defined in Section 8.1.

         "Excess Proceeds" is defined in clause (b) of Section 7.2.6.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Existing Indebtedness" means Indebtedness of the Borrower and its Subsidiaries in existence on the date of this Agreement including the Obligations of the Borrower and its Restricted Subsidiaries under (i) the Close Corporation and Shareholders Agreement of Ohio Coatings Company as existing on the date of this Agreement and the guarantee by the Borrower or any Restricted Subsidiary of up to $20,000,000 of Indebtedness of Ohio Coatings Company under the Credit Agreement between Ohio Coatings Company and National City Bank, Northeast, or (ii) the Keepwell Agreement, dated December 28, 1995, between the Borrower, WPSC, the Parent and the lenders party thereto as existing on the date of this Agreement to the extent permitted by the WHX Agreements, until such amounts are repaid.

         "Existing Senior Note Defeasance" means the discharge of all of the Borrower's obligations (monetary and otherwise) with respect to the outstanding Existing Senior Notes and release of the Borrower with respect to the covenants that are described in the Existing Senior Note Indenture, pursuant to the terms of the Existing Senior
Note Indenture.

         "Existing Senior Note Indenture" means the Indenture dated November 15, 1993, among the Borrower and Bank One, Columbus N.A., as trustee, as the same may be amended, restated, amended and restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

         "Existing Senior Notes" means the 93/8% Senior Notes due 2003 of the Borrower issued pursuant to the Senior Note Indenture, including any senior secured notes of the Borrower with substantially identical terms exchanged therefor pursuant to a registration statement under the Securities Act of 1933, as amended.

         "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or (ii) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

         "Fee Letter" means the confidential fee letter, dated as of November 20, 1997, among the Borrower, the Arranger and the Syndication Agent.

         "Final Maturity Date" means November 15, 2006.

         "Fiscal Year" means any period of twelve consecutive months ending on December 31; references to a Fiscal Year with a numbering corresponding to any calendar year refer to the fiscal year ending on the 31st of December during such calender year.

         "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

         "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any party of any Indebtedness.

         "Hedging Obligations" means, with respect to any Person, the obligations of such Person under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

         "herein", "hereof", "hereto", "hereunder" and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

         "including" means including without limiting the generality of any description preceding such term, and, for purposes of this Agreement and each other Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

         "incur" has the meaning ascribed in Section 7.2.1. The term "incurrence" has a corresponding meaning.

         "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest and (b) the principal amount thereof, in the case of any other Indebtedness.

         "Indemnified Liabilities" is defined in Section 10.4.

         "Indemnified Parties" is defined in Section 10.4.

         "Intercreditor Agreement" means the Intercreditor, Indemnification and Subordination Agreement, dated as of November 26, 1997, among the Borrower, the Parent, WPSC and Unimast as in effect on the Closing Date.

         "Interest Period" means, as to any LIBO Rate Loan, the period commencing on the Borrowing date of such Term Loan or on the date on which any Term Loan is converted into or continued as a LIBO Rate Loan, and ending on the date one, two, three, six or, if available, in the Administrative Agent's reasonable determination, nine or twelve months thereafter as selected by the Borrower in its Borrowing Request or its Conversion/Continuation Notice; provided however that:

                   (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

                  (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

                  (iii) no Interest Period for any Term Loan shall extend beyond the Final Maturity Date for such Term Loan;

                  (iv) no Interest Period applicable to a Term Loan or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of the Term Loans unless the aggregate principal amount of Term Loans represented by Base Rate Loans, or by LIBO Rate Loans having Interest Periods that will expire on or before such date, equals or exceeds the amount of such principal payment; and

                  (v) there shall be no more than five Interest Periods in effect at any one time.

         "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any assets of the referent Person securing, Indebtedness or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Borrower or any Restricted Subsidiary of the Borrower sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Borrower, the Borrower shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of Section 7.2.3.

         "Keepwell Agreement" means the Keepwell Agreement, dated December 28, 1995, between the Borrower, WPSC, the Parent and the lenders party thereto.

         "Lender Assignment Agreement" means a Lender Assignment Agreement substantially in the form of Exhibit F hereto.

         "Lenders" is defined in the preamble.

         "Letter of Credit Facility" means the Letter of Credit Agreement, dated as of August 22, 1994, among WPSC and Citibank, N.A., as the same may be amended, supplemented or otherwise modified including any refinancing, refunding, replacement or extension thereof and whether by the same or any other lender or group of lenders, provided, that the aggregate amount of letters of credit available thereunder may not exceed $50,000,000.

         "Letter of Undertaking" means that certain letter of undertaking dated July 21, 1997 from the Parent to The Sanwa Bank, Limited, as existing on the date of this Agreement.

         "LIBO Rate" means, relative to any Interest Period for LIBO Rate Loans, the rate of interest per annum determined by the Administrative Agent to be the arithmetic mean (rounded upward to the next 1/16th of 1%) of the rates of interest per annum at which Dollar deposits in the approximate amount of the Term Loan to be made or continued as, or converted into, a LIBO Rate Loan by the Administrative Agent and having a maturity comparable to such Interest Period would be offered to the Administrative Agent in the London interbank market at its request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

         "LIBO Rate Loan" means a Term Loan bearing interest, at all times during an Interest Period applicable to such Term Loan, at a fixed rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).

         "LIBO Rate (Reserve Adjusted)" means, relative to any Term Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, the rate of interest per annum (rounded upwards to the next 1/100th of 1%) determined by the Administrative Agent as follows:

               LIBO Rate        =                 LIBO Rate
         (Reserve Adjusted)          1.00 - LIBOR Reserve Percentage

         The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be adjusted automatically as to all LIBO Rate Loans then outstanding as of the effective date of any change in the LIBOR Reserve Percentage.

         "LIBOR Office" means, relative to any Lender, the office of such Lender designated as such in Schedule II hereto or designated in the Lender Assignment Agreement or such other office of a Lender as shall be so designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining LIBO Rate Loans of such Lender hereunder.

         "LIBOR Reserve Percentage" means, relative to any Interest Period for LIBO Rate Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of and including "Eurocurrency Liabilities", as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

         "Loan Document" means this Agreement, the Term Notes, the Subsidiary Guaranty, each Borrowing Request, the Fee Letter, and each other agreement, document or instrument delivered in connection with this Agreement or any other Loan Document, whether or not specifically mentioned herein or therein.

         "Management Agreement" means the Management Agreement between the Parent and WPN Corp., as in effect on the Closing Date.

         "Margin Stock" has the meaning ascribed to such term in Regulation U of the Federal Reserve Board or any regulation substituted therefor, as in effect from time to time.

         "Material Adverse Effect" means a material adverse effect on the business, prospects, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole.

         "Moody's" means Moody's Investors Service, Inc.

         "Net Cash Proceeds" means with respect to any issuance or sale of common stock of the Borrower, the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' fees, broker's commissions and consultant and any other fees actually incurred in connection with such issuance or sale.

         "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (i) any Asset Sale (including dispositions pursuant to sale and leaseback transactions) or (ii) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (b) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

         "Net Proceeds" means the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (without duplication) (a) the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees, sales commissions, recording fees, title transfer fees, title insurance premiums, appraiser fees and costs incurred in connection with preparing such asset for sale) and any relocation expenses incurred as a result thereof, (b) taxes paid or estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (c) amounts required to be applied to the repayment of Indebtedness (other than Permitted Working Capital Indebtedness) secured by a Lien on the asset or assets that were the subject of such Asset Sale and (d) any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Borrower or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

         "1997 Senior Note Indenture" means the Indenture, dated as of November 26, 1997, among the Borrower, the Subsidiary Guarantors, and Bank One, N.A., as trustee, as the same may be amended, restated, amended and restated or otherwise modified form time to time in accordance with the terms hereof and thereof.

         "1997 Senior Note Offering" is defined in the second recital.

         "1997 Senior Notes" means, collectively, the 9 1/4% Series A Senior Notes due 2007 and the 9 1/4% Series B Senior Notes due 2007 of the Borrower issued pursuant to the 1997 Senior Note Indenture, including any senior notes of the Borrower with substantially identical terms exchanged therefor pursuant to a registration statement under the Securities Act of 1933.

         Non-Recourse Debt" means Indebtedness (i) as to which neither the Borrower nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise) or (c) constitutes the lender, and (ii) with respect to which no default (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

         "Non-U.S. Lender" means any Lender (including each Assignee Lender) that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any state thereof, or (iii) an estate or trust that is subject to U.S. Federal income taxation regardless of the source of its income.

         "Obligations" means all obligations (monetary or otherwise) of the Borrower and each other Obligor arising under or in connection with this Agreement, the Term Notes, and each other Loan Document.

         "Obligor" means the Borrower or any other Person (other than any Agent, the Arranger, or any Lender) obligated under any Loan Document.

         "OCC" means Ohio Coatings Company, a Ohio corporation, and its successors and permitted assigns.

         "Offering Memorandum" means the offering memorandum of the Borrower, dated November 20, 1997, in connection with the offer and sale of the 1997 Senior Notes.

         "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

         "Officer's Certificate" means a certificate signed on behalf of the Borrower by the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower, that meets the requirements of Section 5.1.

         "Opinion of Counsel" means an opinion from legal counsel who is reasonably acceptable to the Administrative Agent that meets the requirements of
Section 5.9. The counsel may be an
employee of or counsel to the Borrower, any Restricted Subsidiary of the Borrower or the Administrative Agent.

         "Organic Document" means, relative to any Obligor, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements to which such Obligor is a party applicable to any of its authorized shares of Capital Stock.

         "Parent" means WHX Corporation, a Delaware corporation, and its successors and permitted assigns.

         "Participant" is defined in Section 10.11.2.

         "PCC" means Pittsburgh-Canfield Corporation, a Pennsylvania corporation, and its successors and permitted assigns.

         "Percentage" means, relative to any Lender, the applicable percentage relating to Term Loans, as set forth in Schedule II hereto or set forth in the Lender Assignment Agreement as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreement(s) executed by such Lender and its Assignee Lender(s) and delivered pursuant to Section 10.11.

         "Permitted Investments" means (a) any Investment in the Borrower or in a Wholly Owned Restricted Subsidiary of the Borrower, (b) any Investment in Cash Equivalents, (c) any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person that is engaged in the same line of business as the Borrower and its Restricted Subsidiaries were engaged in on the date of this Agreement or a line of business or manufacturing or fabricating operation reasonably related thereto (including any downstream steel manufacturing or processing operation or manufacturing or fabricating operation in the construction products business) if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Borrower and a Guarantor or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Wholly Owned Restricted Subsidiary of the Borrower, (d) any Investment made as a result of the receipt of non-cash consideration from (i) an Asset Sale that was made pursuant to and in compliance with Section 7.2.6 or (ii) a disposition of assets that does not constitute an Asset Sale, (e) any Investment acquired solely in exchange for Equity Interests (other than Disqualified Stock) of the Borrower, (f) Investments existing as of the date of this Agreement and (g) other Investments in any Person that is engaged in the same line of business as the Borrower and its Restricted Subsidiaries were engaged in on the date of this Agreement or a line of business or manufacturing or fabricating operation reasonably related thereto (including any downstream steel manufacturing or processing operation or manufacturing or fabricating operation in the construction products business) which Investment has a fair market value (as determined by a resolution of the Board of Directors of the Borrower and set forth in an officer's certificate delivered to the Administrative Agent), when taken together with all other investments made pursuant to this clause (g) that are at the time outstanding, not to exceed $10,000,000.

         "Permitted Liens" means (a) Liens existing as of the date of this Agreement; (b) Liens in favor of the Borrower and its Subsidiaries; (c) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or any of its Restricted Subsidiaries; (d) Liens on property existing at the time of acquisition thereof by the Borrower or any Restricted Subsidiary of the Borrower, provided that such Liens were in existence prior to the contemplation of such acquisition; (e) pledges or deposits under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public statutory obligations of such Person or deposits of cash or United States Government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent in each case incurred in the ordinary course of business (f) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently pursued, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor, (g) Liens incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary of the Borrower with respect to obligations that do not exceed $10,000,000 at any one time outstanding and that (1) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (2) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Borrower or such Restricted Subsidiary; (h) Liens securing Permitted Refinancing Indebtedness, provided that the Borrower was permitted to incur such Liens with respect to the Indebtedness so refinanced; and (i) minor encroachments, encumbrances, easements or reservations of, or rights of others for, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties all of which do not materially impair the value or utility for its intended purposes of the real property to which they relate or Liens incidental to the conduct of the business of such Person or to the ownership of its properties.

         "Permitted Refinancing Indebtedness" means any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness (other than Indebtedness under the Revolving Credit Facility) of the Borrower or any of its Restricted Subsidiaries; provided that
(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (b) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Term Loans, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Term Loans, on terms at least as favorable, taken as a whole, to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and such Indebtedness shall not have any scheduled principal payment prior to the 91st day after the Final Maturity Date and (d) such Indebtedness is incurred either by the Borrower or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, however, that a Restricted Subsidiary may guarantee Permitted Refinancing Indebtedness incurred by the Borrower, whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and provided, further, that if such Permitted Refinancing Indebtedness is subordinated to the Term Loans, such guarantee shall be subordinated to such Restricted Subsidiary's Subsidiary Guaranty to at least the same extent.

         "Permitted Working Capital Indebtedness" means Indebtedness of the Borrower and its Restricted Subsidiaries under the Revolving Credit Facility and under any other agreement, instrument, facility or arrangement that is intended to provide working capital financing or financing for general corporate purposes (including any asset securitization facility involving the sale of accounts receivable); provided that the aggregate outstanding amount of such Indebtedness of the Borrower and its Restricted Subsidiaries, at the time of incurrence, shall not exceed greater of (a) the sum of (i) 50% of the net aggregate book value of all inventory of the Borrower and its Restricted Subsidiaries at such time and (ii) 80% of the net aggregate book value of all accounts receivable (net of bad debt expense) of the Borrower and its Restricted Subsidiaries at such time and (b) $175,000,000.

         "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

         "Preferred Stock" means, as applied to the Equity Interests of any corporation, stock of any class or classes (however designated) which is preferred over shares of stock of any other class of such corporation as to the distribution of assets on any voluntary or involuntary liquidation or dissolution of such corporation or as to dividends.

         "Public Equity Offering" means an underwritten offering of common stock of the Borrower registered under of the Securities Act.

         "Quarterly Payment Date" means the fifteenth day of each March, June, September and December, or, if such day is not a Business Day, the next succeeding Business Day, commencing with December 15, 1997.

         "Receivables Facility" means the program for the issuance and placement from time to time of trade receivable-backed adjustable rate securities, all as contemplated by that certain Pooling and Servicing Agreement, dated as of August 1, 1994, between Wheeling-Pittsburgh Funding, Inc., WPSC, Bank One, Columbus, N.A. and Wheeling-Pittsburgh Trade Receivable Master Trust and that certain Receivables Purchase Agreement, dated as of August 1, 1994, between WPSC and Wheeling-Pittsburgh Funding, Inc., as each may be amended, supplemented or otherwise modified including any refunding, replacement or extension thereof.

         "Replacement Assets" means (x) properties and assets (other than cash or any Capital Stock or other security) that will be used in a business of the Borrower and its Subsidiaries conducted on the date of this Agreement or in a line of business or manufacturing or fabricating operation reasonably related thereto (including any downstream steel processing or manufacturing operation or manufacturing or fabricating operation in the construction products business) or
(y) Capital Stock of any Person that will become on the date of the acquisition thereof a Wholly Owned Restricted Subsidiary of the Borrower as a result of such acquisition.

         "Required Lenders" means, at any time, (i) prior to the Closing Date hereunder, Lenders having at least 51% of the sum of the Term Loan Commitments and (ii) on and after the Closing Date, Lenders holding at least 51% of the principal amount of the Term Loans.

         "Restricted Payment" is defined in Section 7.2.3.

         "Restricted Subsidiary" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

         "Revolving Credit Facility" means the Second Amended and Restated Credit Agreement, dated as of December 28, 1995, among WPSC, the lenders party thereto and Citibank, N.A. as agent, as the same may be amended, supplemented or otherwise modified including any refinancing, refunding, replacement or extension thereof and whether by the same or any other lender or groups of lenders.

         "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

         "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

         "Strike" is defined in Section 5.8.

         "Subsidiary" means, with respect to any Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

         "Subsidiary Guarantors" means, collectively, WPSC, PCC, WCP, Consumers Mining Company, Wheeling-Empire Company, Mingo Oxygen Company, WP Steel Venture Corporation, Champion Metal Products, Inc., and each other Subsidiary that becomes (or is required pursuant to the terms of this Agreement to become) a guarantor under the Subsidiary Guaranty.

         "Subsidiary Guaranty" means the Guaranty executed and delivered by an Authorized Officer of each Subsidiary Guarantor pursuant to Section 5.3, substantially in the form of Exhibit D attached hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

         "Syndication Agent" is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Syndication Agent pursuant to Section 9.4.

         "Tax Sharing Agreement" means the Tax Sharing Agreement between the Borrower and the Parent as in effect on the Closing Date.

         "Taxes" is defined in Section 4.6.

         "Term Facility" is defined in the fourth recital.

         "Term Loan" is defined in Section 2.1.1.

         "Term Loan Commitment" is defined in Section 2.1.1.

         "Term Loan Commitment Amount" means $75,000,000.

         "Term Loan Commitment Termination Date" means the earliest of (i) November 30, 1997, if the Term Loans have not been made on or prior to such date, (ii) the Closing Date (immediately after the making of the Term Loans on such date), and (iii) the date on which any Commitment Termination Event occurs.

         "Term Note" means a promissory note of the Borrower payable to the order of any Lender, in the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Term Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

         "Transaction Documents" means the Revolving Credit Facility, the Keepwell Agreement, the Management Agreement, each WHX Agreement, each agreement pertaining to the Receivables Facility and the Letter of Credit Facility, the Letter of Undertaking, the 1997 Senior Note Indenture, the 1997 Senior Notes and all other agreements, documents, instruments, certificates, filings, consents, approvals, board of directors resolutions and opinions furnished pursuant to or in connection with the Existing Senior Note Defeasance and the transactions contemplated hereby or thereby, each as amended, supplemented, amended and restated or otherwise modified from time to time as permitted in accordance with the terms hereof or of any other Loan Document.

         "type" means, relative to any Term Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.

         "Unimast" means Unimast Incorporated, an Ohio corporation and its successors and permitted assigns.

         "United States" or "U.S." means the United States of America, its fifty states and the District of Columbia.

         "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of the Borrower, but only to the extent that such Subsidiary (a) has no Indebtedness other than Non-Recourse Debt, (b) is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower unless such agreement, contract, arrangement or understanding does not violate the terms of Section 7.2.8, (c) is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results, in each case, except to the extent otherwise permitted by this Agreement. Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions and was permitted under Section 7.2.3. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under Section 7.2.1, the Borrower shall be in default of such covenant). The Board of Directors of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Borrower of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (A) such Indebtedness is permitted under the covenant described under Section 7.2.1, hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (B) no Default or Event of Default would be in existence following such designation.

         "U.S. Government Obligations" means direct, fixed-rate obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged, which are not callable and which mature (or may be put to the issuer by the holder at no less than par) no later than the Final Maturity Date of the Term Loans.

         "WCP" means Wheeling Construction Products, Inc., a Delaware corporation and its successors and permitted assigns.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

         "Wheeling-Nisshin" means Wheeling-Nisshin, Inc., a Delaware corporation and its successors and permitted assigns..

         "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

         "WPSC" means Wheeling-Pittsburgh Steel Corporation, a Delaware corporation.

         "WHX Agreements" mean (i) the Intercreditor Agreement and (ii) the Tax Sharing Agreement, in each case as in effect on the date of this Agreement.

         SECTION 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and in each other Loan Document, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

         SECTION 1.3. Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

         SECTION 1.4. Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, GAAP and, unless otherwise expressly provided herein, shall be computed or determined on a consolidated basis and without duplication.

         SECTION 1.5. Officers' Certificates and Opinions. Every Officers' Certificate or Opinion of Counsel with respect to compliance with a condition or covenant provided for in this Agreement or any other Loan Document shall be addressed to the Administrative Agent and each of the Lenders and shall include:

                  (a) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

                  (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinion contained in such certificate or opinion are based;

                  (c) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

                  (d) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

Absent any actual knowledge to the contrary, the Administrative Agent may rely on any such certificate without further inquiry.


                                   ARTICLE II

                COMMITMENTS, BORROWING PROCEDURES AND TERM NOTES

         SECTION 2.1. Commitments. On the terms and subject to the conditions of this Agreement (including Article V), each Lender severally agrees to make Term Loans pursuant to the Term Loan Commitments described in this Section.

         SECTION 2.1.1. Term Loan Commitments. In a single Borrowing on the Closing Date, which shall be a Business Day occurring prior to the Term Loan Commitment Termination Date, each Lender will make loans (relative to such Lender, its "Term Loans") to the Borrower equal to such Lender's Percentage of the aggregate amount of the Borrowing of Term Loans requested by the Borrower to be made on such day with the commitment of each such Lender to make the Term Loans described in this Section referred to as its "Term Loan Commitment". No amounts paid or prepaid with respect to any Term Loans may be reborrowed.

         SECTION 2.1.2. Lenders Not Permitted or Required to Make the Term Loans. No Lender shall be permitted or required to, and the Borrower shall not request any Lender to, make any Term Loan on the Closing Date if, after giving effect thereto, the aggregate original principal amount of all the Term Loans

                  (a) of all Lenders would exceed the Term Loan Commitment Amount; or

                  (b) of such Lender would exceed such Lender's Percentage of the Term Loan Commitment Amount.

         SECTION 2.2. Borrowing Procedures and Funding Maintenance. By delivering a Borrowing Request to the Administrative Agent on or before 10:00 a.m. (New York City time) on a Business Day, the Borrower may request, on not less than one Business Day's notice (in the case of Base Rate Loans) or three Business Days' notice (in the case of LIBO Rate Loans), that a Borrowing be made on the Closing Date. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Term Loans, and shall be made on the Business Day, specified in such Borrowing Request. On or before 11:00 a.m. (New York City time) on such Business Day each Lender shall deposit with the Administrative Agent same day funds in an amount equal to such Lender's Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request. No Lender's obligation to make any Term Loan shall be affected by any other Lender's failure to make any Term Loan.

         SECTION 2.3. Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 10:00 a.m. (New York City time) on a Business Day, the Borrower may from time to time irrevocably elect, on not less than one Business Day's notice (in the case of a conversion of LIBO Rate Loans to Base Rate Loans) or three Business Days' notice (in the case of a continuation of LIBO Rate Loans or a conversion of Base Rate Loans into LIBO Rate Loans) nor more than five Business Days' notice that all, or any portion in a minimum amount of $5,000,000 or any larger integral multiple of $1,000,000, be, in the case of Base Rate Loans, converted into LIBO Rate Loans or a minimum amount of $5,000,000 or any larger integral multiple of $1,000,000, in the case of LIBO Rate Loans, converted into Base Rate Loans or continued as LIBO Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan at least three Business Days before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however, that (x) each such conversion or continuation shall be pro rated among the applicable outstanding Term Loans of all Lenders, and (y) no portion of the outstanding principal amount of any Term Loans may be continued as, or be converted into, LIBO Rate Loans when any Default has occurred and is continuing.

         SECTION 2.4. Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided, however, that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Section 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its LIBOR Office's interbank eurodollar market.

         SECTION 2.5. Term Notes. Each Lender's Term Loans under its Term Loan Commitment shall be evidenced by a Term Note payable to the order of such Lender in a maximum principal amount equal to such Lender's Percentage of the original Term Loan Commitment Amount. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender's Term Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Term Loans evidenced thereby. Such notations shall be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower or any other Obligor.

                                   ARTICLE III

                   REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

         SECTION 3.1.  Repayments and Prepayments; Application.

         SECTION 3.1.1. Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of each Term Loan upon the Final Maturity Date therefor. Prior thereto, the Borrower that:

                  (a) may, from time to time on any Business Day occurring after November 15, 1998 (it being acknowledged and agreed that the Borrower shall not have the right, directly or indirectly, to voluntarily prepay the Term Loans prior to November 15, 1998), make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Term Loans; provided, however, that

                           (i) any such prepayment shall be made pro rata among
                  Term Loans of the same type and, if applicable, having the same Interest Period of all Lenders;

                           (ii) the Borrower shall comply with Section 4.4 in
                  the event that any LIBO Rate Loan is prepaid on any day other than the last day of the Interest Period for such Term Loan;

                           (iii) all such voluntary prepayments shall require at
                  least one Business Day's notice in the case of Base Rate Loans and three Business Days' notice in the case of LIBO Rate Loans, but no more than five Business Days' notice, in each case in writing to the Administrative Agent;

                           (iv) all such voluntary partial prepayments shall be,
                  in the case of LIBO Rate Loans, in an aggregate minimum amount of $5,000,000 or any larger integral multiple of $1,000,000 and, in the case of Base Rate Loans, in an aggregate minimum amount of $5,000,000 or any larger integral multiple of $1,000,000 or in the aggregate principal amount of all Term Loans of the type then outstanding; and

                           (v) any voluntary prepayment of Term Loans made prior
                  to November 15, 2000 shall be subject to the payment of a premium, as set forth below:

                                    (A) 2.0% of the principal amount of Term
                           Loans prepaid pursuant to this clause (a) of this Section on and subsequent to November 15, 1998 and prior to November 15, 1999; and

                                    (B) 1.0% of the principal amount of Term
                           Loans prepaid pursuant to this clause (a) of this Section on and subsequent to November 15, 1999 and prior to November 15, 2000;

                  (b) may, notwithstanding the provisions of clause (a) of this Section, from time to time on any Business Day prior to or on November 15, 1998, make a voluntary prepayment of up to 35% of the outstanding principal amount of all Term Loans with net cash proceeds of one or more Public Equity Offerings at 109.25% of the principal amount thereof, plus accrued and unpaid interest and prepayment premium, if any, thereon to the date of such prepayment; provided, however, that (i) immediately after giving effect to such prepayment, at least 65% of the aggregate original principal amount of Term Loans shall remain outstanding and (ii) such prepayment shall occur no later than 30 days following the date of the consummation of such Public Equity Offering;

                  (c) shall, no later than 30 days from any date on which the aggregate amount of Excess Proceeds from Asset Sales not used to reduce Indebtedness or acquire Replacement Assets pursuant to Section 7.2.6 exceeds $20,000,000, apply (subject to Section 3.1.2), the Asset Sale Amount to prepay the Term Loans;

                  (d) shall, subject to Section 3.1.2, on each Change of Control Prepayment Date, make a mandatory prepayment of the Term Loans in connection with the occurrence of any Change of Control Prepayment Event in the principal amount required to be prepaid in respect of such Change of Control Prepayment Event; and

                  (e) shall, immediately upon the acceleration of the Final Maturity Date of any Term Loans pursuant to Section 8.2, repay all outstanding Term Loans, unless, pursuant to Section 8.2, only a portion of all Term Loans are so accelerated (in which case the portion so accelerated shall be so prepaid).

Each prepayment of any Term Loans made pursuant to this Section shall be without premium or penalty, except as may be required by clauses (a)(v), (b) and (d) of this Section and/or Section 4.4.

         SECTION 3.1.2. Application. Amounts prepaid and repaid shall be applied as set forth in this Section.

                  (a) Each prepayment or repayment of principal of the Term Loans shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Base Rate Loans, and second, to the principal amount thereof being maintained as LIBO Rate Loans.

                  (b) Each prepayment of Term Loans made pursuant to clause (d) of Section 3.1.1 (a "Change of Control Prepayment Event") shall be applied to all or any portion (in an integral multiple of $1,000,000) of such Lender's Term Loans at a cash price equal to 101% of the principal amount of such Lender's Term Loans, plus accrued and unpaid interest and prepayment premium, if any, thereon to the date of prepayment (the "Change of Control Prepayment Price").

                  (c) Each Lender will have the right to refuse any prepayment of Term Loans made pursuant to clauses (c) or (d) of Section 3.1.1 by giving written notice of such refusal to the Administrative Agent (which the Administrative Agent shall promptly deliver to the Borrower) no later than the close of business on the second Business Day preceding the Asset Sale Prepayment Date or Change of Control Prepayment Date, as the case may be (and unless such notice is received by the Administrative Agent, each Lender will be required to have its Term Loans prepaid, and the Borrower's obligation to prepay such Lender's Term Loans shall be discharged with the Administrative Agent's delivery of such notice to the Borrower).

         SECTION 3.2. Interest Provisions. Interest on the outstanding principal amount of the Term Loans shall accrue and be payable in accordance with this Section.

         SECTION 3.2.1. Rates. Each Base Rate Loan shall accrue interest on the unpaid principal amount thereof for each day from and including the day upon which such was made or converted to a Base Rate Loan to but excluding the date such Term Loan is repaid or converted to a LIBO Rate Loan at a rate per annum equal to the sum of the Alternate Base Rate for such day plus the Applicable Margin for such Term Loan on such day. Each LIBO Rate Loan shall accrue interest on the unpaid principal amount thereof for each day during each Interest Period applicable thereto at a rate per annum equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable Margin for such Term Loan on such day. All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.

         SECTION 3.2.2. Post-Maturity Rates. After the date any principal amount of any Term Loan is due and payable (whether on the Final Maturity Date, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the rate that would otherwise have been applicable to Base Rate Loans plus 2%.

         SECTION 3.2.3. Payment Dates. Interest accrued on each Term Loan shall be payable, without duplication:

                  (a) on the Final Maturity Date therefor;

                  (b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Term Loan;

                  (c) with respect to Base Rate Loans, on each Quarterly Payment Date occurring after the Closing Date;

                  (d) with respect to LIBO Rate Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, at intervals of three months after the first day of such Interest Period);

                  (e) with respect to the principal amount of any Base Rate Loans converted into LIBO Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and

                  (f) on that portion of any Term Loans the Final Maturity Date of which is accelerated pursuant to Section 8.2, immediately upon such acceleration.

Interest accrued on Term Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Final Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

         SECTION 3.3. Fees. The Borrower agrees to pay the fees set forth in this Section. All such fees shall be non-refundable.

         SECTION 3.3.1. Arrangement, Structuring and Commitment Fees. In accordance with the Fee Letter, the Borrower shall pay on the Effective Date to each of the Arranger and the Syndication Agent and the Documentation Agent for its account their applicable portion of the arrangement and structuring fee referred to therein and, for the account of the Arranger, the commitment fee referred to therein.

         SECTION 3.3.2. Administrative Agent Fee. The Borrower agrees to pay an annual administration fee to the Administrative Agent, for its own account, in the amounts mutually agreed to between the Borrower and the Administrative Agent, payable in advance on the Closing Date and annually thereafter.


                                   ARTICLE IV

                     CERTAIN LIBO RATE AND OTHER PROVISIONS

         SECTION 4.1. LIBO Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Lenders, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender to make, continue or maintain any Term Loan as, or to convert any Term Loan into, a LIBO Rate Loan of a certain type, the obligations of all Lenders to make, continue, maintain or convert any such Term Loans shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all LIBO Rate Loans of such type shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

         SECTION 4.2. Deposits Unavailable. If the Administrative Agent shall have determined that (i) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Administrative Agent in its relevant market, or (ii) by reason of circumstances affecting the Administrative Agent's relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans, then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Term Loans as, or to convert any Term Loans into, LIBO Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

         SECTION 4.3. Increased LIBO Rate Loan Costs, etc. The Borrower agrees to reimburse each Lender for any actual increase to such Lender in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Lender in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any Term Loans as, or of converting (or of its obligation to convert) any Term Loans into, LIBO Rate Loans. Such Lender shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Lender within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

         SECTION 4.4. Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Term Loan as, or to convert any portion of the principal amount of any Term Loan into, a LIBO Rate Loan) as a result of (i) any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1 or otherwise, (ii) Borrower's failure to borrow any Term Loans as LIBO Rate Loans in accordance with the Borrowing Request therefor, or
(iii) Borrower's failure to continue, or to convert Base Rate Loans into LIBO Rate Loans in accordance with the Continuation/Conversion Notice therefor, then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.

         SECTION 4.5. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by any Lender or any Person controlling such Lender, and such Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling Person's capital as a consequence of its Term Loan Commitment or the Term Loans made by such Lender is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender to the Borrower, the Borrower shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. A certificate of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

         SECTION 4.6. Taxes. All payments by the Borrower of principal of, and interest on, the Term Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any Lender's net income or receipts (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will

                  (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

                  (b) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

                  (c) pay to the Administrative Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Administrative Agent or any Lender with respect to any payment received by the Administrative Agent or such Lender hereunder, the Administrative Agent or such Lender may pay such Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such person would have received had not such Taxes been asserted.

         If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

         Upon the request of the Borrower or the Administrative Agent, each Lender that is organized under the laws of a jurisdiction other than the United States shall, prior to the due date of any payments under the Term Notes, execute and deliver to the Borrower and the Administrative Agent, on or about the first scheduled payment date in each Fiscal Year, one or more (as the Borrower or the Administrative Agent may reasonably request) United States Internal Revenue Service Forms 4224 or Forms 1001 or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Lender is exempt from withholding or deduction of Taxes.

         SECTION 4.7. Payments, Computations, etc. Unless otherwise expressly provided, all payments by or on behalf of the Borrower pursuant to this Agreement, the Term Notes or any other Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Lenders, Agents or Arranger, as applicable, entitled to receive such payment. All such payments required to be made to the Administrative Agent shall be made, without setoff, deduction or counterclaim, not later than 11:00 a.m. (New York City time) on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Lender, Agent or Arranger, as the case may be, its share, if any, of such payments received by the Administrative Agent for the account of such Lender, Agent or Arranger, as the case may be. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan that is not calculated at the Federal Funds Rate, 365 days or, if appropriate, 366 days). Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (i) of the definition of the term "Interest Period" with respect to LIBO Rate Loans) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

         SECTION 4.8. Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Term Loan (other than pursuant to the terms of Sections 4.3, 4.4 and 4.5) in excess of its pro rata share of payments then or therewith obtained by all Lenders entitled thereto, such Lender shall purchase from the other Lenders such participations in the Term Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender's ratable share (according to the proportion of (i) the amount of such selling Lender's required repayment to the purchasing Lender in respect of such recovery, to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

         SECTION 4.9. Setoff. Each Lender shall, upon the occurrence of any Event of Default described in Section 8.1.8 or, with the consent of the Required Lenders, upon the occurrence of any other Event of Default, to the fullest extent permitted by law, have the right to appropriate and apply to the payment of the Obligations then owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to each Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with or otherwise held by such Lender; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this

Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.


                                    ARTICLE V

                            CONDITIONS TO TERM LOANS

         The obligation of each Lender to fund its Term Loans shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Article V.

         SECTION 5.1. Resolutions, etc. The Arranger, the Syndication Agent and the Administrative Agent shall have received from each Obligor a certificate, dated the Closing Date, of its Secretary or Assistant Secretary as to (i) resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by it, and (ii) the incumbency and signatures of those of its officers authorized to act with respect to each Loan Document executed by it, upon which certificate each Agent and each Lender may conclusively rely until it shall have received a further certificate of the Secretary or Assistant Secretary of such Obligor canceling or amending such prior certificate.

         SECTION 5.2. Delivery of Term Note. Each Lender shall have received its Term Note duly executed and delivered by the Borrower.

         SECTION 5.3. Subsidiary Guaranty. The Syndication Agent shall have received the Subsidiary Guaranty, dated the date hereof, duly executed by each Subsidiary Guarantor.

         SECTION 5.4. Closing Date Certificate; Transaction Documents. The Arranger, the Syndication Agent and the Documentation Agent shall have received, with counterparts for each Lender, the Closing Date Certificate, substantially in the form of Exhibit E hereto, dated the date hereof and duly executed and delivered by the chief executive or financial (or equivalent) Authorized Officer of the Borrower, in which certificate the Borrower shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of the Borrower made as of such date under this Agreement, and, at the time such certificate is delivered, such statements shall in fact be true and correct, and which shall have attached thereto fully executed versions of all other Transaction Documents, certified to be true and complete copies thereof by an Authorized Officer of the Borrower, and the Agents shall be satisfied with the terms of all such agreements and documents.

         SECTION 5.5. Existing Senior Note Defeasance. The Arranger, the Syndication Agent and the Documentation Agent shall have received evidence satisfactory to each of them that the Existing Senior Note Defeasance has occurred (or contemporaneously with the initial Borrowing, will occur) in accordance with the terms of the Existing Senior Note Indenture.

         SECTION 5.6. Issuance of the 1997 Senior Notes. The Arranger, the Syndication Agent and the Documentation Agent shall have received evidence satisfactory to each of them that the Borrower shall have received (or contemporaneously with the initial Borrowing, will receive) gross proceeds from the issuance of the 1997 Senior Notes which, when added to the aggregate principal amount of Term Loans to be borrowed hereunder, does not exceed $350,000,000, and the Arranger, the Syndication Agent and the Documentation Agent shall be satisfied with all terms and provisions of all documentation relating to such 1997 Senior Notes.

         SECTION 5.7. Litigation. There shall exist no pending or threatened material litigation, proceedings or investigations which could reasonably be expected to have a Material Adverse Effect.

         SECTION 5.8. Material Adverse Change. Other than the ten-month strike against the Borrower which commenced October 1, 1996 and was settled August 12, 1997 (the "Strike") and losses relating to the resumption of operations at pre-Strike levels as disclosed in the Offering Memorandum, since December 31, 1996, there shall not have occurred or arisen any event or condition which has had or is reasonably likely to have a Material Adverse Effect.

         SECTION 5.9. Opinions of Counsel. The Syndication Agent, the Administrative Agent and the Documentation Agent shall have received opinions, dated the Closing Date and addressed to the Agents and all Lenders, from (i) Olshan Grundman Frome & Rosenzweig, LLP, special New York counsel for the Obligors, in substantially the form of Exhibit G-1, (ii) Kirkpatrick & Lockhart, special Pennsylvania counsel to the Obligors, in substantially the form of Exhibit G-2 and (iii) Vorys, Sater, Seymour and Pease, special Ohio counsel to the Obligors, in substantially the form of Exhibit G-3.

         SECTION 5.10. Closing Fees, Expenses, etc. The Agents and the Arranger shall have received, each for their own respective accounts (including in their capacity as a Lender), as the case may be, all fees, costs and expenses due and payable pursuant to Section 3.3).

         SECTION 5.11. Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Borrower or any of the Subsidiaries or any other Obligors shall be reasonably satisfactory in form and substance to the Arranger, the Syndication Agent and the Documentation Agent and their counsel; the Arranger, the Syndication Agent and the Documentation Agent and their counsel shall have received all information, approvals, opinions, documents or instruments as the Arranger, the Syndication Agent and the Documentation Agent or their counsel may reasonably request.


                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

         In order to induce the Lenders and the Agents to enter into this Agreement and to make the Term Loans hereunder, the Borrower represents and warrants unto the Agents and each Lender as set forth in this Article VI.

         SECTION 6.1.  Organization; Due Authorization, etc.

          (a) Each of the Borrower and its Subsidiaries has been duly incorporated, is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to carry on its business as conducted on the Closing Date and to own, lease and operate its properties, and each is duly qualified or licensed and is in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its business or its ownership or leasing of property requires such qualification or license, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

         (b) The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document executed or to be executed by it, the execution, delivery and performance by each other Obligor of each Loan Document executed or to be executed by it, the Borrower's and each such other Obligor's participation in the consummation of all aspects of the transactions contemplated hereby and thereby, and the execution, delivery and performance by the Borrower of the agreements executed and delivered in connection with such transactions are in each case within each such Person's corporate powers and have been duly authorized by all necessary corporate action.

         (c) This Agreement and each other Loan Document has been duly executed and delivered by the Borrower and each other Obligor, as applicable.

         SECTION 6.2. Capital Stock of the Borrower. All outstanding shares of Capital Stock of the Borrower have been duly authorized and validly issued and are fully paid, non-assessable and not subject to any preemptive or similar rights.

         SECTION 6.3. Subsidiaries. The entities listed in Item 6.3(a) ("Subsidiaries") of the Disclosure Schedule are the only Subsidiaries of the Borrower as of the Closing Date. All of the outstanding shares of capital stock of each of the Borrower's Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable, and are owned by the Borrower, directly or indirectly through one or more Subsidiaries, free and clear of any Lien, except as set forth in a footnote to Item 6.3(a) ("Subsidiaries") of the Disclosure Schedule. The entities listed in such Item 6.3(a) are the only other entities in which the Borrower has a direct or indirect equity interest as of the Closing Date. The number of shares or other equity interests owned by the Borrower representing the percentage interests each as listed across from each entity on the Disclosure Schedule have been duly authorized and validly issued and are fully paid and non-assessable, and are owned by the Borrower, directly or indirectly, through one or more Subsidiaries free and clear of any Liens.

         SECTION 6.4.  No Conflicts.

         (a) Neither the Borrower nor any of its Subsidiaries is in violation of its respective charter or bylaws or in default in the performance of any obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument that is material to the Borrower and its Subsidiaries, taken as a whole, (i) to which the Borrower or any of its subsidiaries is a party or (ii) by which the Borrower or any of its Subsidiaries or their respective property is bound.

         (b) The execution, delivery and performance by the Borrower of this Agreement, the Term Notes and each other Loan Document to which it is a party and by each Subsidiary Guarantor of the Subsidiary Guaranty and each other Loan Document to which it is a party , and the consummation of the transactions contemplated herein and therein, do not and will not (i) require any consent, approval, authorization or other order of, or qualification with, any court or governmental body or agency (except such as may be required under the securities or Blue Sky laws of the various states), (ii) conflict with or constitute a breach of any of the terms or provisions of, or a default under, the charter or bylaws of the Borrower or any of its Subsidiaries or any indenture, loan agreement, mortgage, lease or other agreement or instrument that is material to the Borrower and its Subsidiaries, taken as a whole, to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries or their respective property is bound, (iii) violate or conflict with any applicable law or any rule, regulation, judgment, order or decree of any court or any governmental body or agency having jurisdiction over the Borrower, any of its Subsidiaries or their respective property, (iv) result in the imposition or creation of (or the obligation to create or impose) a Lien under, any agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries or their respective property is bound, or
(v) result in the termination, suspension or revocation of any Authorization (as defined below) of the Borrower or any of its Subsidiaries or result in any other impairment of the rights of the holder of any such Authorization.

         SECTION 6.5. Validity and Binding Effect. This Agreement, the Term Notes and each other Loan Document, when duly executed and delivered, will be legal, valid and binding obligations of the Borrower and each Subsidiary party thereto, as applicable, enforceable against the Borrower and each such Subsidiary in accordance with their respective terms except as (i) the enforceability thereof may be limited by the effect of applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) rights of acceleration, if applicable, and the availability of equitable or other remedies may be limited by equitable principles of general applicability.

         SECTION 6.6. Tax Sharing Agreement, etc. The Tax Sharing Agreement has been duly authorized by the Borrower and has been duly executed and delivered by the Borrower. The Tax Sharing Agreement is a valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms except as (i) the enforceability thereof may be limited by the effect of applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and
(ii) rights of acceleration, if applicable, and the availability of equitable or other remedies may be limited by equitable principles of general applicability. The Intercreditor Agreement has been duly authorized by the Borrower and WPSC and has been duly executed and delivered by the Borrower and WPSC. The Intercreditor Agreement is a valid and binding agreement of the Borrower and WPSC, enforceable against the Borrower and WPSC in accordance with its terms except as (i) the enforceability thereof may be limited by the effect of applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) rights of acceleration, if applicable, and the availability of equitable or other remedies may be limited by equitable principles of general applicability.

         SECTION 6.7. Litigation. As of the date hereof, except as disclosed in the Offering Memorandum, there are no legal or governmental proceedings pending or to the best of the Borrower's knowledge, threatened to which the Borrower or any of its Subsidiaries is or could be a party or to which any of their respective property is or could be subject, which might result, singly or in the aggregate, in a Material Adverse Effect.

         SECTION   6.8.  Environmental Laws and ERISA.

         (a) Except as disclosed in the Offering Memorandum, neither the Borrower nor any of its Subsidiaries has violated any foreign, federal, state or local law or regulation relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws") or any provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the rules and regulations promulgated thereunder, except for such violations which would not have a Material Adverse Effect.

         (b) Except as disclosed in the Offering Memorandum, there are no costs or liabilities associated with Environmental Laws (including any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any Authorization, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a Material Adverse Effect.

         (c) Each of the Borrower and its Restricted Subsidiaries has such permits, licenses, consents, exemptions, franchises, authorizations and other approvals (each, an "Authorization") of, and has made all filings with and notices to, all governmental or regulatory authorities and self-regulatory organizations and all courts and other tribunals, including without limitation, under any applicable Environmental Laws, as are necessary to own, lease, license and operate its respective properties and to conduct its business, except where the failure to have any such Authorization or to make any such filing or notice would not, singly or in the aggregate, have a Material Adverse Effect. Each such Authorization is valid and in full force and effect and each of the Borrower and its Subsidiaries is in compliance with all the terms and conditions thereof and with the rules and regulations of the authorities and governing bodies having jurisdiction with respect thereto; and no event has occurred (including the receipt of any notice from any authority or governing body) which allows or, after notice or lapse of time or both, would allow, revocation, suspension or termination of any such Authorization or results or, after notice or lapse of time or both, would result in any other impairment of the rights of the holder of any such Authorization; and such Authorizations contain no restrictions that are burdensome to the Borrower or any of its Subsidiaries; except where such failure to be valid and in full force and effect or to be in compliance, the occurrence of any such event or the presence of any such restriction would not, singly or in the aggregate, have a Material Adverse Effect.

         SECTION 6.9.  Financial Statements.

         (a) The historical financial statements, together with related schedules and notes referred to in the Offering Memorandum, present fairly the consolidated financial position, results of operations and changes in financial position of the Borrower and its Subsidiaries on the basis stated in the Offering Memorandum at the respective dates or for the respective periods to which they apply, but do not contain year-end adjustments or notes to quarterly financial statements; such statements and related schedules and notes have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as disclosed therein; and the other financial and statistical information and data referred to in the Offering Memorandum are, in all material respects, accurately presented and prepared on a basis consistent with such financial statements and the books and records of the Borrower.

         (b) The "as adjusted" financial information and data referred to in the Offering Memorandum are, in all material respects, accurately presented and prepared on a basis consistent with the historical financial statements.

         SECTION 6.10. Investment Company Act. Each of the Borrower and its Subsidiaries is not and, after giving effect to the making of the Term Loans and the application of the proceeds thereof as described herein, will not be, an "investment company," as such term is defined in the Investment Company Act of 1940, as amended.

         SECTION 6.11. Regulations G, T, U and X. Neither the Borrower nor any of its Subsidiaries nor any agent thereof acting on the behalf of them has taken, and none of them will take, any action that might cause this Agreement or the making of the Term Loans to violate Regulation G (12 C.F.R. Part 207), Regulation T (12 C.F.R. Part 220), Regulation U (12 C.F.R. Part 221) or Regulation X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System.

         SECTION 6.12. Material Adverse Change. Other than the Strike and losses incurred through the Closing Date relating to resumption of operations at pre-Strike levels as disclosed in the Offering Memorandum, since December 31, 1996, (i) there has not occurred any material adverse change or any development involving a prospective material adverse change in the condition, financial or otherwise, or the earnings, business, management or operations of the Borrower and its Subsidiaries, taken as a whole, (ii) there has not been any material adverse change or any development involving a prospective material adverse change in the capital stock or in the long-term debt of the Borrower or any of its Subsidiaries and (iii) neither the Borrower nor any of its Subsidiaries has incurred any material liability or obligation, direct or contingent.

         SECTION 6.13. Property, etc. The Borrower and its Restricted Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Borrower and its Subsidiaries, in each case free and clear of all Liens and defects, except such as are described in the Offering Memorandum or such as do not materially affect the value of such property and do not interfere in any material respect with the use made and proposed to be made of such property by the Borrower and its Subsidiaries; and any material real property and buildings held under lease by the Borrower and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere in any material respect with the use made and proposed to be made of such property and buildings by the Borrower and its Restricted Subsidiaries, in each case except as described in the Offering Memorandum.

         SECTION 6.14. Taxes. All material tax returns required to be filed by the Borrower and each of its Subsidiaries in any jurisdiction have been filed, other than those filings being contested in good faith, and all material taxes, including withholding taxes, penalties and interest, assessments, fees and other charges due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries have been paid, other than those being contested in good faith and for which adequate reserves have been provided.

         SECTION 6.15. Solvency. Each of the Borrower and the Subsidiary Guarantors, immediately after giving effect to the Borrowings on the Closing Date, will be Solvent. As used herein, the term "Solvent" means, with respect to any such entity on a particular date (i) the fair value of the property of such entity is greater than the total amount of liabilities (including contingent liabilities) of such entity, (ii) the present fair saleable value of the assets of such entity is greater than the probable liability of such entity on its total existing debts (including contingent liabilities) as they become absolute and matured, (iii) such entity will be able to pay its debts and liabilities as they mature and (iv) such entity will not have unreasonably small capital for the business in which it is engaged, as now conducted and as proposed to be conducted following the consummation of the transactions contemplated in this Agreement (including the making of the Term Loans on the Closing Date.)

         SECTION 6.16. Accuracy of Information. All factual information set forth in the Offering Memorandum is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Agents, the Arrangers or any Lender will be, taken as a whole, true and accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Agreement by the Agents and each such Lender, and such information is not, or shall not be, as the case may be, taken as a whole, incomplete by omitting to state any material fact necessary to make such information not misleading.


                                   ARTICLE VII

                                    COVENANTS

         SECTION 7.1. Affirmative Covenants. The Borrower agrees with the Agents and each Lender that, until all Term Loan Commitments have terminated and all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this Section.

         SECTION 7.1.1. Financial Information, Reports, Notices, etc. The Borrower will furnish, or will cause to be furnished, to each Lender and each Agent copies of the following financial statements, reports, notices and information (except to the extent any such Lender shall have provided written notice to the Borrower and the Administrative Agent that it is not to receive any of the following statements, reports, notices and information):

                  (a) Whether or not the Borrower is required to do so by the rules and regulations of the SEC, the Borrower will file with the SEC (unless the SEC will not accept such a filing) and, within 15 days of filing, or attempting to file, the same with the SEC, furnish to the Lenders (i) all quarterly and annual financial and other information with respect to the Borrower and its Subsidiaries that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Borrower were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Borrower's certified independent accountants, and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Borrower were required to file such reports.

                  (b) The Borrower shall deliver to the Administrative Agent, within 90 days after the end of each fiscal year, an Officer's Certificate stating that a review of the activities of the Borrower and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Borrower has kept, observed, performed and fulfilled its obligations under this Agreement, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Borrower has kept, observed, performed and fulfilled each and every covenant contained in this Agreement and is not in default in the performance or observance of any of the terms, provisions and conditions of this

         Agreement (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Borrower is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Term Loans is prohibited or if such event has occurred, a description of the event and what action the Borrower is taking or proposes to take with respect thereto.

                  (c) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to clause (b) above shall be accompanied by a written statement of the Borrower's independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Borrower has violated any provisions of Article VII hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

                  (d) The Borrower shall, so long as any of the Term Loans are outstanding, deliver to the Administrative Agent, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officer's Certificate specifying such Default or Event of Default and what action the Borrower is taking or proposes to take with respect thereto.

                  (e) The Borrower shall so long as any of the Term Loans are outstanding, promptly notify the Administrative Agent and each Lender of the occurrence of any Change of Control and, within 30 days of any Change of Control, deliver to the Administrative Agent and each Lender a Change of Control Prepayment Notice.

                  (f) Any information required to be provided pursuant to other provisions of this Agreement, and such other reports or information from time to time reasonably requested by the Agents on behalf of itself or any Lender.

         SECTION 7.1.2. Corporate Existence. Subject to Section 7.2.5, hereof, the Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Borrower or any such Restricted Subsidiary; provided, however, that the Borrower shall not be required to preserve the existence of any of its Restricted Subsidiaries, if the Board of Directors of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole.

         SECTION 7.1.3. Stay, Extension and Usury Laws. The Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and the Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Agents or the Lenders, but shall suffer and permit the execution of every such power as though no such law has been enacted.

         SECTION 7.1.4. Insurance. The Borrower shall, and shall cause the Restricted Subsidiaries to, maintain liability, casualty and other insurance (subject to the customary deductibles and retentions) with responsible insurance companies in such amounts and against such risks as it customarily carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which the Borrower and the Restricted Subsidiaries operate (which may include self-insurance in comparable form to that maintained by such responsible companies).

         SECTION 7.1.5. Taxes. The Borrower shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Lenders or Agents.

         SECTION 7.1.6. Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect in all material respects all of its business affairs and transactions and permit the Agents and each Lender or any of their respective representatives, at reasonable times and intervals, and upon reasonable notice, to visit all of its offices, to discuss its financial matters with its officers and, after notice to the Borrower and provision of an opportunity for the Borrower to participate in such discussion, its independent public accountant (and the Borrower hereby authorizes such independent public accountant to discuss the Borrower's financial matters with each Lender or its representatives whether or not any representative of the Borrower is present, so long as the Borrower has been afforded a reasonable opportunity to be present) and to examine, and photocopy extracts from, any of its books or other corporate records. The cost and expense of each such visit shall be borne by the applicable Agent or Lender, except that the Administrative Agent may make one such visit each Fiscal Year and the cost and expense thereof shall be borne by the Borrower.

         SECTION 7.1.7. Use of Proceeds, etc. The Borrower shall apply the proceeds of the Term Loans to defease the Existing Senior Notes and reduce existing Indebtedness under the Revolving Credit Facility and to pay the costs and expenses associated with this transaction and the 1997 Senior Note Offering.

         SECTION 7.1.8. Additional Subsidiary Guarantors. If the Borrower or any of its Restricted Subsidiaries shall, after the date of this Agreement, acquire, create or designate another Restricted Subsidiary, then such newly acquired, created or designated Restricted Subsidiary shall execute a Subsidiary Guaranty or supplement to the Subsidiary Guaranty delivered on the Effective Date in form satisfactory to the Administrative Agent and deliver an opinion of counsel reasonably satisfactory to the Administrative Agent.

         SECTION 7.2. Negative Covenants. The Borrower agrees with the Agents and each Lender that, until the Term Loan Commitments have terminated, and all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this Section.

         SECTION 7.2.1. Incurrence of Indebtedness and Issuance of Preferred Stock. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness) and that the Borrower will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Borrower may incur Indebtedness if the Consolidated Interest Coverage Ratio for the Borrower's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1.0 on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

         Notwithstanding the foregoing, the Borrower and, to the extent set forth below, its Restricted Subsidiaries may incur the following (each of which shall be given independent effect):

                  (a) Indebtedness of the Borrower and its Subsidiaries in respect of the Term Loans and the Subsidiary Guaranty and all other Obligations;

                  (b) Permitted Working Capital Indebtedness of the Borrower and its Restricted Subsidiaries;

                  (c) Existing Indebtedness (other than Permitted Working Capital Indebtedness or Indebtedness under the Letter of Credit Facility);

                  (d) Indebtedness of the Borrower and its Restricted Subsidiaries under the Letter of Credit Facility;

                  (e) Capital Expenditure Indebtedness, Capital Lease Obligations and purchase money Indebtedness of the Borrower and its Restricted Subsidiaries in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;

                  (f) (i) Hedging Obligations of the Borrower and its Restricted Subsidiaries covering Indebtedness of the Borrower or such Restricted Subsidiary (which Indebtedness is otherwise permitted to be incurred under this covenant) to the extent the notional principal amount of any such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates; or (ii) repurchase agreements, reverse repurchase agreements or similar agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; provided that the terms of such agreements comply with the guidelines set forth in Federal-Financial Agreements of Depository Institutions with Securities and Others (or any successor guidelines), as adopted by the Comptroller of the Currency;

                  (g) Indebtedness of the Borrower and its Restricted Subsidiaries in an aggregate principal amount not to exceed $30,000,000 at any time outstanding;

                  (h) Indebtedness of the Borrower representing guarantees of Indebtedness incurred by one of its Restricted Subsidiaries pursuant to, and in compliance with, another provision of this covenant;

                  (i) Indebtedness of the Borrower or any of its Restricted Subsidiaries representing guarantees of a portion of the Indebtedness of Wheeling-Nisshin which is not greater than the Borrower's or such Restricted Subsidiary's pro rata ownership of the outstanding Equity Interests in Wheeling-Nisshin; provided, however, that (i) such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Term Loans and (ii) at the time of incurrence and after giving effect to the Indebtedness of Wheeling-Nisshin which is being guaranteed, the Consolidated Interest Coverage Ratio of Wheeling-Nisshin for its most recently ended four full fiscal quarters for which internal financial statements are available would have been at least 2.0 to 1.0, determined on a pro forma basis as if any additional Indebtedness had been incurred at the beginning of such four-quarter period;

                  (j) Indebtedness of the Borrower or its Restricted Subsidiaries representing guarantees of Indebtedness of Wheeling-Nisshin required to be made pursuant to the Letter of Undertaking not to exceed $10,000,000;

                  (k) the incurrence by the Borrower or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Borrower and any of its Wholly Owned Restricted Subsidiaries; provided, however, that (i) if the Borrower is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations and (ii) (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Wholly Owned Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be;

                  (l) Indebtedness of the Borrower evidenced by the 1997 Senior Notes and the Indebtedness of the Subsidiary Guarantors in respect of guarantees of such 1997 Senior Notes; and . (m) any Permitted Refinancing Indebtedness representing a replacement, renewal, refinancing or extension of Indebtedness permitted under the first sentence of this Section and clauses (c) and (l) of this Section.

In the event that the incurrence of any Indebtedness would be permitted by this Section, the Borrower may designate (in the form of an officer's certificate delivered to the Administrative Agent) the particular clause of this Section pursuant to which it is incurring such Indebtedness.

         SECTION 7.2.2. Liens. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, without making effective provision for all payments due under this Agreement and the Term Notes and the Subsidiary Guaranty to be directly secured on an equal and ratable basis with the obligations so secured or, in the event such Indebtedness is subordinate in right of payment to the Term Notes or the Subsidiary Guaranty, prior to such Indebtedness, in each case until such time as such obligations are no longer secured by a Lien. Notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries may create, incur, assume or suffer to exist (each of which shall be given independent effect):

                  (a)      Permitted Liens;

                  (b) Liens to secure the payment of Capital Expenditure Indebtedness and Capital Lease Obligations, provided that (i) the aggregate principal amount of Indebtedness secured by such Liens shall not exceed the lesser of cost or Fair Market Value of the assets or property acquired, constructed or improved with the proceeds of such Indebtedness and (ii) such Liens shall not encumber any other assets or property of the Borrower and its Subsidiaries;

                  (c) Liens secured by the Capital Stock or assets of Wheeling-Nisshin or OCC to the extent required under agreements as existing on the date of this Agreement; and

                  (d) Liens on accounts receivable, inventory, intangibles necessary or useful for the sale of such inventory and other current assets of the Borrower or any Restricted Subsidiary or on Capital Stock Subsidiaries, in each case incurred to secure Permitted Working Capital Indebtedness.

         SECTION 7.2.3. Restricted Payments. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any other payment or distribution on account of the Borrower's or any of its Restricted Subsidiaries' Equity Interests (including any payment in connection with any merger or consolidation involving the Borrower) or to the direct or indirect holders of the Borrower's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Borrower);
(b) purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Borrower (other than any such Equity Interests owned by the Borrower or any Wholly Owned Restricted Subsidiary of the Borrower); (c) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated in right of payment to the Term Loans, except a payment of interest or principal at Stated Maturity; or (d) make any Restricted Investment (all such payments and other actions set forth in clauses (a) through (d) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

                  (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

                  (ii) the Borrower would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of Section 7.2.1 hereof; and

                  (iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the date of this Agreement, is less than the sum of (A) 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) commencing April 1, 1998 to the end of the Borrower's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated

         Net Income for such period is a deficit, less 100% of such deficit), plus (B) 100% of the aggregate Net Cash Proceeds received by the Borrower from the issue or sale since the date of this Agreement of Equity Interests of the Borrower (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Borrower that have been converted into such Equity Interests (other than any such Equity Interests, Disqualified Stock or convertible debt securities sold to a Restricted Subsidiary of the Borrower and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (C) to the extent that any Restricted Investment that was made after the date of this Agreement is sold for cash or otherwise liquidated or repaid for cash, the sum of (x) the initial amount of such Restricted Investment and (y) 50% of the aggregate Net Proceeds received by the Borrower or any Restricted Subsidiary in excess of the initial amount of such Restricted Investment, plus (D) $10,000,000.

         The foregoing provisions will not prohibit (a) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Agreement; (b) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Borrower in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Borrower) of, other Equity Interests of the Borrower (other than any Disqualified Stock); provided that the amount of any such Net Cash Proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (iii) (B) of the preceding paragraph; (c) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness; (d) the payment of any dividend by a Restricted Subsidiary of the Borrower to the holders of its Equity Interests on a pro rata basis; (e) so long as no Default or Event of Default shall have occurred and be continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower held by any member of the Borrower's or any of its Restricted Subsidiaries' management upon the death, disability or termination of employment of such member of management; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $500,000 in any calendar year and $2,500,000 in the aggregate; (f) loans or advances to Unimast by the Borrower or WPSC prior to the first anniversary of the date of this Agreement of amounts borrowed by WPSC under the Revolving Credit Facility provided (i) such loans or advances do not exceed $40,000,000 at any time outstanding, (ii) Unimast pays interest to the Borrower or WPSC on such loans or advances in an amount equal to the interest payable by WPSC on such amounts pursuant to the Revolving Credit Facility and (iii) such loans and advances are repaid in full on or prior to the first anniversary of the date of this Agreement; (g) the payment by the Borrower of management fees to the Parent not to exceed $2,500,000 in any calendar year, in exchange for services provided to it by WPN Corp. pursuant to the management agreement between the Parent and WPN Corp.; and (h) payments permitted under the WHX Agreements.

         In determining the amount of Restricted Payments permissible under clause (iii) of the first paragraph of this Section, amounts expended pursuant to clauses (a) and (e) of the immediately preceding paragraph shall be included as Restricted Payments for purposes of such clause (iii).

         The Board of Directors of the Borrower may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (a) the net book value of such Investments at the time of such designation and (b) the fair market value of such Investments at the time of such designation. Such designation will be permitted only if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

         The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors of the Borrower whose resolution with respect thereto shall be delivered to the Administrative Agent. Not later than the date of making any Restricted Payment, the Borrower shall deliver to the Administrative Agent an officer's certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section were computed.

         SECTION 7.2.4. Dividend and Other Payment Restrictions Affecting Subsidiaries. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) (i) pay dividends or make any other distributions to the Borrower or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any indebtedness owed to the Borrower or any of its Restricted Subsidiaries, (b) make loans or advances to the Borrower or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (1) Existing Indebtedness as in effect on the date hereof, including restrictions under the Revolving Credit Facility, as in effect on the date hereof and any refinancings, amendments, restatements, renewals or replacements thereof; provided, however, that the agreements governing such contain restrictions that are not more restrictive, taken as a whole, than those contained in the agreement governing the Indebtedness being so refinanced, amended, restated, renewed or replaced, (2) this Agreement, the Term Notes and the Subsidiary Guaranty, (3) applicable law,
(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred, (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired, (7) customary provisions in bona fide contracts for the sale of property or assets, or (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced.

         SECTION 7.2.5. Merger, Consolidation, or Sale of Assets. The Borrower shall not consolidate or merge with or into (whether or not the Borrower is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (a) the Borrower is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, (b) the entity or Person formed by or surviving any such consolidation or merger (if other than the Borrower) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Borrower under the Term Loans, the Term Notes, this Agreement and each other Loan Document to which it is a party pursuant to an assumption agreement in a form reasonably satisfactory to the Administrative Agent, (c) immediately after such transaction no Default or Event of Default exists and (d) except in the case of a merger of the Borrower with or into a Wholly Owned Restricted Subsidiary of the Borrower, the Borrower or the entity or Person formed by or surviving any such consolidation or merger (if other than the Borrower), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Borrower immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first sentence of
Section 7.2.1 hereof.

         SECTION 7.2.6.  Asset Sales.

         (a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors of the Borrower set forth in an officer's certificate delivered to the Administrative Agent) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 80% of the consideration therefor received by the Borrower or such Restricted Subsidiary is in the form of cash; provided, however, that the amount of (A) any liabilities (as shown on the Borrower's or such Restricted Subsidiary's most recent balance sheet) of the Borrower or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Term Loans or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Borrower or such Restricted Subsidiary from further liability and (B) any securities, notes or other obligations received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary within 30 days of receipt into cash (to the extent of the cash received) shall be deemed to be cash for purposes of this provision.

         (b) Within 270 days after the receipt of any Net Proceeds from an Asset Sale, the Borrower or any such Restricted Subsidiary may apply such Net Proceeds to reduce Indebtedness under the Revolving Credit Facility or other pari passu Indebtedness (and in the case of such pari passu Indebtedness, to correspondingly reduce commitments with respect thereto). To the extent such Net Proceeds are not utilized as contemplated in the preceding sentence, such Net Proceeds may, within 270 days after receipt thereof, be utilized to acquire Replacement Assets. Pending the final application of any such Net Proceeds, the Borrower or any Restricted Subsidiary may otherwise invest such Net Proceeds in any manner that is not prohibited by this Agreement. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first two sentences of this clause will be deemed to constitute "Excess Proceeds" and shall be applied as set forth in Section 3.1.1. To the extent that the aggregate amount of Term Loans prepaid pursuant to an Asset Sale Offer is less than the amount that the Borrower is required to prepay (as a result of a Lender declining to have its Term Loans prepaid pursuant to Section 3.1.1), the Borrower may use any remaining Excess Proceeds for general corporate purposes. Upon completion of the prepayment of all Term Loans in connection with a particular Asset Sale, pursuant to the terms of this Agreement, the amount of Excess Proceeds shall be reset at zero.

         SECTION 7.2.7.  [Intentionally Omitted].

         SECTION 7.2.8. Transactions with Affiliates. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person or, if there is no such comparable transaction, on terms that are fair and reasonable to the Borrower, and (b) the Borrower delivers to the Administrative Agent (i) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2,000,000, either (A) a resolution of the Board of Directors of the Borrower set forth in an Officer's Certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Borrower or (B) if there are no disinterested members of the Board of Directors of the Borrower, an opinion as to the fairness to the Borrower of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing and (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5,000,000, an opinion as to the fairness to the Borrower of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided, however, that the following shall be deemed not to be Affiliate Transactions: (v) customary directors' fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Borrower or such Restricted Subsidiary; (w) transactions between or among the Borrower and/or its Wholly Owned Restricted Subsidiaries; (x) transactions pursuant to the WHX Agreements or agreements with or applicable to any of Wheeling-Nisshin, OCC, the Empire-Iron Mining Partnership or W-P Coal Company, in each case as in effect on the date hereof; (y) the purchase of accounts receivable from Unimast for immediate resale on the same terms pursuant to the Receivables Facility; and (z) Restricted Payments that are permitted pursuant to clauses (e), (f) and (g) of the second paragraph of Section 7.2.3 and Indebtedness permitted to be incurred pursuant to clauses (i) and (j) the second paragraph of Section 7.2.1.

         SECTION 7.2.9. Issuances and Sales of Capital Stock of Subsidiaries. The Borrower (a) shall not permit any Wholly Owned Restricted Subsidiary of the Borrower to issue any of its Equity Interests to any Person other than to the Borrower or a Wholly Owned Restricted Subsidiary of the Borrower, and (b) shall not, and shall not permit any Wholly Owned Restricted Subsidiary of the Borrower to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Restricted Subsidiary of the Borrower to any Person (other than the Borrower or any Wholly Owned Restricted Subsidiary of the Borrower) unless
(i) such transfer, conveyance, sale, lease or other disposition is of all of the Capital Stock of such Wholly Owned Restricted Subsidiary and (ii) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with Section 7.2.6, provided that this clause (b) shall not apply to any pledge of Capital Stock of any Wholly Owned Restricted Subsidiary of the Borrower permitted pursuant to clause (d) of Section 7.2.2. The Borrower shall not, and shall not permit any of its Subsidiaries to, engage, directly or indirectly, in any business other than a business of the Borrower or its Subsidiaries conducted on the date of the Agreement or in a line of business or manufacturing or processing operation reasonably related thereto (including any downstream steel manufacturing or processing operation or manufacturing or fabricating operation in the construction products business).

         SECTION 7.2.10. Sale and Leaseback Transactions. The Borrower shall not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided, however, that the Borrower may enter into a sale and leaseback transaction if (a) the Borrower could have (i) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction pursuant to the Consolidated Interest Coverage Ratio test set forth in the first sentence of Section 7.2.1 and (ii) incurred a Lien to secure such Indebtedness pursuant to Section 7.2.2,
(b) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors of the Borrower and set forth in an Officer's Certificate delivered to the Administrative Agent) of the property that is the subject of such sale and leaseback transaction and (c) the transfer of assets in such sale and leaseback transaction is permitted by, and the Borrower applies the Net Cash Proceeds of such transaction in compliance with, Section 7.2.6.

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

         SECTION 8.1. Listing of Events of Default. Each of the following events or occurrences described in this Section shall constitute an "Event of Default".

         SECTION 8.1.1. Non-Payment of Obligations. (a) The Borrower shall default in the payment when due of interest with respect to the Term Loans or other monetary Obligations, and such default continues for a period of 30 days, or (b) the Borrower shall default in the payment or prepayment when due of any principal of or premium, if any, on any Term Loan when the same becomes due and payable at maturity, upon acceleration (including in connection with a Change of Control Prepayment Event) or otherwise.

         SECTION 8.1.2. Breach of Warranty. Any representation or warranty of the Borrower, any other Obligor or the Parent made or deemed to be made hereunder or in any other Loan Document executed by it or any other writing or certificate (including the Closing Date

Certificate) furnished by or on behalf of the Borrower, any other Obligor or Parent to any Agent, the Arranger or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made in any material respect.

          SECTION 8.1.3. Non-Performance of Certain Covenants and Obligations. The Borrower shall fail to comply with any of the provisions of Sections 7.1.1(e), 7.2.1, 7.2.3, 7.2.5 or 7.2.6.

          SECTION 8.1.4. Non-Performance of Other Covenants and Obligations. The Borrower shall fail to observe or perform any other covenant or other agreement in this Agreement or in any other Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent at the direction of the Required Lenders.

          SECTION 8.1.5. Default on Other Indebtedness. A default shall occur under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Borrower or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Borrower or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of this Agreement, which default (i) is caused by a failure to pay principal of or premium or interest on such Indebtedness prior to the expiration of any grace period provided in such Indebtedness (a "Payment Default") or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10,000,000 or more.

         SECTION 8.1.6. Judgments. A final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Borrower or any of its Subsidiaries and such judgment or judgments are not paid or discharged for a period (during which execution shall not be effectively stayed by reason of pending appeal or otherwise) of 60 days, provided that the aggregate of all such undischarged judgments exceeds $10,000,000.

          SECTION 8.1.7. Non-Performance and Enforceability of Subsidiary Guaranty. The failure of any Guarantor to perform any covenant set forth in the Subsidiary Guaranty or the repudiation by any Guarantor of its obligations under the Subsidiary Guaranty or the unenforceability of the Subsidiary Guaranty against a Guarantor for any reason, unless, in each such case, such Guarantor and its Subsidiaries have no Indebtedness outstanding at such time or at any time thereafter.

          SECTION 8.1.8.  Bankruptcy, Insolvency, etc.

         (a) The Borrower or any of its Restricted Subsidiaries pursuant to or within the meaning of Bankruptcy Law:

                  (i) commences a voluntary case,

                  (ii) consents to the entry of an order for relief against it in an involuntary case,

                  (iii) consents to the appointment of a custodian of it or for all or substantially all of its property,

                  (iv) makes a general assignment for the benefit of its creditors, or

                  (v) generally is not paying its debts as they become due; or

         (b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                  (i) is for relief against the Borrower or any of its Restricted Subsidiaries in an involuntary case;

                  (ii) appoints a Custodian of the Borrower or any of its Restricted Subsidiaries or for all or substantially all of the property of the Borrower or any of its Restricted Subsidiaries; or

                  (iii) orders the liquidation of the Borrower or any of its Restricted Subsidiaries;

and the order or decree remains unstayed and in effect for 60 consecutive days; provided, however, that if the entry of such order or decree is appealed and dismissed on appeal then the Event of Default hereunder by reason of the entry of such order or decree shall be deemed to have been cured.

         SECTION 8.2. Acceleration. If any Event of Default occurs and is continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Term Loans and other Obligations to be due and payable immediately and/or the Term Loan Commitments (if not theretofore terminated) to be terminated. Upon any such declaration, the Term Loans and other Obligations shall become due and payable immediately, without further notice, demand or presentment and/or, as the case may be, the Term Loan Commitments shall terminate. Notwithstanding the foregoing, if an Event of Default specified in Section 8.1.8 occurs with respect to the Borrower, any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, all outstanding Term Loans and all other Obligations shall be due and payable immediately without further action or notice. If an Event of Default occurs by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Borrower with the intention of avoiding payment of the premium that the Borrower would have had to pay if the Borrower then had elected to prepay the Term Loans pursuant to
Section 3.1.1, then, upon acceleration of the Term Loans, an equivalent premium shall also become and be immediately due and payable, to the extent permitted by law, anything in this Agreement or any other Loan Document to the contrary notwithstanding.

                                   ARTICLE IX

                                   THE AGENTS

      SECTION 9.1. Appointment of Agents. Each Lender hereby irrevocably appoints DLJ as Syndication Agent and Administrative Agent and Citicorp as Documentation Agent under and for purposes of this Agreement, the Term Notes and each other Loan Document. Each Lender authorizes the Administrative Agent to act on behalf of such Lender under this Agreement, the Term Notes and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and Lenders, and neither the Borrower nor any other Obligor shall have any rights as a third-party beneficiary of any of the provisions hereof other than with respect to an Agent's resignation. In performing their functions and duties under this Agreement and each other Loan Document, the Agents shall act solely as agents of the Lenders and do not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower or any other Obligor.

      SECTION 9.2. Nature of Duties of the Agents. The Agents shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement and each other Loan Document. Neither the Agents nor any of their officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or under each other Loan Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agents shall be mechanical and administrative in nature; the Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. No duty to act, or refrain from acting, and no other obligation whatsoever, shall be implied on the basis of or imputed in respect of any right, power or authority granted to any Agent or shall become effective in the event of any temporary or partial exercise of such rights, power or authority.

      SECTION 9.3. General Immunity. Neither the Agents, the Arranger nor any of their directors, officers, agents, attorneys or employees shall be liable to any Lender for any action taken or omitted to be taken by it or them under this Agreement or any other Loan Document or in connection herewith or therewith except for its or their own willful misconduct or gross negligence. Without limiting the generality of the foregoing, the Agents and the Arranger: (i) shall not be responsible to the Lenders for any recitals, statements, warranties or representations under this Agreement or any other Loan Document or any agreement or document relative hereto or thereto or for the financial or other condition of any Obligor, (ii) shall not be responsible for the authenticity, accuracy, completeness, value, validity, effectiveness, due execution, legality, genuineness, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or any other agreements or any assignments, certificates, requests, financial statements, projections, notices, schedules or opinions of counsel executed and delivered pursuant hereto or thereto, (iii) shall not be bound to ascertain or inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document on the part of Obligors or of any of the terms of any such agreement by any party hereto or thereto and shall have no duty to inspect the property (including the books and records) of any Obligor and (iv) shall incur no liability under or in respect of this Agreement or any other Loan Document or any other document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable, telex, telecopier or similar form of facsimile transmission) believed by the Agents to be genuine and signed or sent by the proper party. The Agents may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by the Agents and shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts.

      SECTION 9.4. Successor. Each of the Syndication Agent and the Documentation Agent may resign as such upon one Business Day's notice to the Borrower and the Administrative Agent. The Administrative Agent may resign as such at any time upon at least 30 days' prior notice to the Borrower and all Lenders. If the Administrative Agent at any time shall resign, the Required Lenders may, with the prior consent of the Borrower (which consent shall not be unreasonably withheld), appoint another Lender as a successor Administrative Agent which shall thereupon become the Administrative Agent hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 20 days after the retiring Administrative Agent's giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the United States or a United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation hereunder as the Administrative Agent, the provisions of (i) this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement, and (ii) Section 10.3 and Section 10.4 shall continue to inure to its benefit.

      SECTION 9.5. Agents in their Capacity as Lenders. With respect to their obligation (if any) to lend under this Agreement and each other Loan Document, the Agents shall have the same rights and powers under this Agreement and each other Loan Document as any Lender and may exercise the same as though it were not an Agent. "Lender" or "Lenders" shall, unless the context otherwise indicates, include each Agent in its capacity as a Lender hereunder. The Agents, any Lender and their respective affiliates may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with the Borrower or any other Obligor, as if it were not an Agent or as if it or they were not a Lender hereunder and without any duty to account therefor to the other parties to this Agreement.

      SECTION 9.6.  Actions by Each Agent.

      (a) Each Agent may assume that no Event of Default has occurred and is continuing, unless such Agent has actual knowledge of the Event of Default, has received notice from the Borrower or the Borrower's independent certified public accountants stating the nature of the Event of Default, or has received notice from a Lender stating the nature of the Event of Default and that such Lender considers the Event of Default to have occurred and to be continuing.

      (b) Each Agent shall have the right to request instructions from the Required Lenders by notice to each Lender. If such Agent shall request instructions from the Required Lenders with respect to any act or action (including the failure to act) in connection with this Agreement or any other Loan Document, such Agent shall be entitled to refrain from such act or taking such action unless and until it shall have received instructions from the Required Lenders, and such Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders. Each Agent may give any notice required under Article VIII hereof without the consent of any of the Lenders unless otherwise directed by the Required Lenders in writing and will, at the direction of the Required Lenders, give any such notice required under
Article VIII. Except for any obligation expressly set forth in this Agreement or any other Loan Document, each Agent may, but shall not be required to, exercise its discretion to act or not act, except that such Agent shall be required to act or not act upon the instructions of the Required Lenders (unless all of the Lenders are required to provide such instructions as provided in Section 10.1) and those instructions shall be binding upon each Agent and all Lenders; provided, however, that each Agent shall not be required to act or not act if to do so would expose such Agent to liability or would be contrary to this Agreement or any other Loan Document or to applicable law.

      SECTION 9.7. Right to Indemnity. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document or in relation hereto or thereto unless it shall first be indemnified (upon requesting such indemnification) to its satisfaction by the Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. The Lenders further agree to indemnify each Agent ratably in accordance with their Percentages for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, or the enforcement of any of the terms hereof or thereof or of any other documents, and either not indemnified by the Borrower pursuant to Section 10.4 or with respect to which the Borrower has failed to fully honor its indemnification obligations under Section 10.4; provided, however, that no such liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement results from such Agent's gross negligence or willful misconduct. Each Lender agrees to reimburse each Agent in the amount of its pro rata share of any out-of-pocket expenses for which such Agent is entitled to receive, but has not received, reimbursement pursuant to this Agreement. The agreements in this Section shall survive the payment and fulfillment of the Obligations and termination of this Agreement.

      SECTION 9.8. Credit Decisions. Each Lender acknowledges that it has, independently of and without reliance upon each Agent, the Arranger and each other Lender, and based on such

Lender's review of the financial information of the Borrower and each other Obligor, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its . Each Lender also acknowledges that it will, independently of and without reliance upon each Agent, the Arranger and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document. Except as otherwise expressly provided for herein, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, litigation, liabilities or business of the Parent, the Borrower or any other Obligor.

      SECTION 9.9. Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower). The Administrative Agent will distribute to each Lender each document or instrument received for such Lender's account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of this Agreement (except to the extent any such Lender shall have provided written notice to the Administrative Agent that it is not to receive any such documents, instruments or communications). In the event such information is so furnished by any Agent, such Agent shall have no duty to confirm or verify its accuracy or completeness and shall have no liability whatsoever with respect thereto.

      SECTION 9.10. The Syndication Agent, the Documentation Agent and the Administrative Agent. Notwithstanding anything else to the contrary contained in this Agreement or any other Loan Document, the Agents, in their respective capacities as such, each in such capacity, shall have no duties or responsibilities under this Agreement or any other Loan Document nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Syndication Agent, the Documentation Agent or the Administrative Agent, as applicable, in such capacity except as are explicitly set forth herein or in the other Loan Documents.

      SECTION 9.11. Agreement to Cooperate. Each Lender agrees to cooperate to the end that the terms and provisions of this Agreement may be promptly and fully carried out. The Lenders also agree, from time to time, at the request of the Agents, to execute and deliver any and all other agreements, documents or instruments and to take such other actions, all as may be reasonably necessary or desirable to effectuate the terms, provisions and intent of this Agreement and the other Loan Documents.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

      SECTION 10.1. Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided, however, that no such amendment, modification or waiver which would:

            (a) modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to by each Lender;

            (b) modify this Section, or clause (a) of Section 10.10, change the definition of "Required Lenders", increase the Term Loan Commitment Amount or the Percentage of any Lender, reduce any fees described in Section 3.3, release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty (except in each case as otherwise specifically provided in this Agreement or such Subsidiary Guaranty) or extend the Term Loan Commitment Termination Date shall be made without the consent of each Lender adversely affected thereby;

            (c) extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or premium (if any) or interest on or fees payable in respect of any Term Loan or reduce the principal amount of or rate of interest on any Term Loan shall be made without the consent of the holder of the Term Note evidencing such Term Loan; or

            (d) affect adversely the interests, rights or obligations of any Agent or Arranger (in its capacity as Agent or Arranger), unless consented to by such Agent or Arranger, as the case may be.

No failure or delay on the part of any Agent, any Lender or the holder of any Term Note in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Agent, any Lender or the holder of any Term Note under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

      SECTION 10.2. Notices. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number set forth in Schedule II hereto or, in the case of a Lender that becomes a party hereto after the date hereof, as set forth in the Lender Assignment Agreement pursuant to which such Lender becomes a Lender hereunder or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted (and electronic confirmation of receipt thereof has been received).

      SECTION 10.3. Payment of Costs and Expenses. The Borrower agrees to pay, and to save the Agents and the Lenders harmless from all liability for, any stamp or other similar taxes which may be payable in connection with the execution or delivery of this Agreement, the Term Loans made hereunder or the issuance of the Term Notes or any other Loan Documents.

      SECTION 10.4. Indemnification. In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Term Loan Commitments, the Borrower hereby, to the fullest extent permitted under applicable law, indemnifies, exonerates and holds each Agent, the Arranger and each Lender and each of their respective Affiliates, and each of their respective partners, officers, directors, employees and agents, and each other Person controlling any of the foregoing within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (collectively, the "Indemnified Parties"), free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (including those of internal counsel) (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

            (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Term Loan;

            (b) the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Required Lenders pursuant to Article V not to fund any Borrowing); or

            (c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Borrower or any of its Subsidiaries of all or any portion of the stock or assets of any Person, whether or not such Agent, such Arranger or such Lender is party thereto;

except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or willful misconduct If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

      SECTION 10.5. Survival. The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under
Section 9.1, shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination of all Term Loan Commitments. The representations and warranties made by the Borrower and each other Obligor in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

      SECTION 10.6. Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such other Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

      SECTION 10.7. Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

      SECTION 10.8. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

      SECTION 10.9. Governing Law; Entire Agreement. THIS AGREEMENT, THE TERM NOTES AND, EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED THEREIN, EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. This Agreement, the Term Notes and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto. Upon the execution and delivery of this Agreement by the parties hereto, all obligations and liabilities of the Arranger under or relating or with respect to the Commitment Letter shall be terminated and of no further force or effect.

      SECTION 10.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that (i) the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of each of the Agents and all Lenders, and (ii) the rights of sale, assignment and transfer of the Lenders are subject to Section 10.11.

      SECTION 10.11. Sale and Transfer of Term Loans and Term Notes; Participations in Term Loans and Term Notes. Subject to Section 10.11.1, each Lender shall have the right at any time to (i) sell, assign or transfer to any of its Affiliates or to any other Lender or to any Person (each such Person to whom such sale, assignment or transfer is to be made being hereinafter referred to as an "Assignee Lender"), or (ii) sell participations to any Person in, all or any part of its Term Loan Commitment or the Term Loan made by it or any other interest herein or in any other Obligations owed to it; provided that no such sale, assignment, transfer or participation shall, without the consent of the Borrower, require the Borrower to file a registration statement with the SEC or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; and provided further that no such sale, assignment or transfer described in clause (i) above shall be effective unless and until a Lender Assignment Agreement effecting such sale, assignment or transfer shall have been delivered to the Administrative Agent and the Borrower and recorded as provided in clause (b) of Section 10.11.1. Except as otherwise expressly provided in this Section, no Lender shall, as between the Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Term Loan Commitment or the Term Loan or other Obligations owed to such Lender.

      SECTION 10.11.1.  Assignments.

      (a) Amounts and Terms of Assignments. With notice to the Borrower and the Administrative Agent, each Term Loan Commitment, Term Loan or other Obligation may be assigned in any amount to another Lender, an Affiliate of the assigning Lender or another Lender, any other Person or to any other Assignee Lender (treating any two or more investment funds that invest in commercial loans and that are managed or advised by the same investment advisor or by an Affiliate of such investment advisor as a single Assignee Lender). To the extent of any such assignment, the assigning Lender shall be relieved of its obligations with respect to its Term Loan Commitment, Term Loan or other Obligations or the portion thereof so assigned. The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording and delivery to the Borrower, a Lender Assignment Agreement and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Lender Assignment Agreement may be required to deliver to the Administrative Agent pursuant to
Section 4.6. Upon such execution, delivery, acceptance and recordation, from and after the effective date specified in such Lender Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Lender Assignment Agreement relinquish its rights (other than any rights which survive the termination of this Agreement under Section 10.4) and be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all or the remaining portion of an assigning Lenders' rights and obligations under this Agreement, such Lender shall cease to be a party hereto). The Term Loan Commitments hereunder shall be modified to reflect the Term Loan Commitment of such assignee and any remaining Term Loan Commitment of such assigning Lender and, if any such assignment occurs after the issuance of the Term Notes hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Term Note to the Administrative Agent for cancellation, and thereupon new Term Notes shall be issued to the assignee and to the assigning Lender, with appropriate insertions, to reflect the outstanding Term Loans of the assignee and/or the assigning Lender.

      (b) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of a Lender Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Assignee Lender, together with any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to the Administrative Agent pursuant to Section 4.6, the Administrative Agent shall (i) accept such Lender Assignment Agreement by executing a counterpart thereof as provided therein, (ii) record the information contained therein in the records maintained by the Administrative Agent relating to this Agreement, and (iii) give prompt notice thereof to the Borrower. The Administrative Agent shall maintain a copy of each Lender Assignment Agreement delivered to any accepted by it as provided in this clause(b)(ii).

      SECTION 10.11.2. Participations. The holder of any participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the regularly scheduled maturity of any portion of the principal amount of or interest on any Term

Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Term Loan allocated to such participation, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation. The Borrower and each Lender hereby acknowledge and agree that, solely for purposes of Section 10.4, (a) any participation will give rise to a direct obligation of the Borrower to the participant and (b) the participant shall be considered to be a "Lender".

      SECTION 10.11.3. Assignments to Federal Reserve Banks. In addition to the assignments and participations permitted under the foregoing provisions of this Section, any Lender may assign and pledge all or any portion of its Term Loan, the other Obligations owed to such Lender, and its Term Note to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank, and with the consent of the Borrower and the Administrative Agent, any Lender which is an investment fund may pledge all or any portion of its Term Notes or Term Loans to its trustee in support of its obligations to such trustee; provided that (i) no Lender shall, as between the Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank or trustee be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

      SECTION 10.11.4. Information. Each Lender may furnish any information concerning the Borrower and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants).

      SECTION 10.11.5. Representations of Lenders. Each Lender listed on the signature pages hereof hereby represents and warrants that (i) it is a commercial lender, other financial institution or other "accredited investor" (as defined in Regulation D of the Securities Act), (ii) it has experience and expertise in the making of loans such as the Term Loans and (iii) it will make its Term Loan for its own account in the ordinary course of its business and without a view to distribution of such Term Loan within the meaning of the Securities Act of 1933 or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section, the disposition of such Term Loan or any interests therein shall at all times remain within its exclusive control). Each Lender that becomes a party herein pursuant to a Lender Assignment Agreement shall be deemed to agree that the representations and warranties of such Lender contained in such Lender Assignment Agreement are incorporated herein by this Agreement.

      SECTION 10.12. Other Transactions. Nothing contained herein shall preclude any Agent or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

      SECTION 10.13. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE AGENTS, THE LENDERS OR THE BORROWER RELATING THERETO SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY (TO THE EXTENT PERMITTED UNDER APPLICABLE LAW) IN THE COURTS OF

THE STATE OF NEW YORK, NEW YORK COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OF FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED UNDER APPLICABLE LAW) SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

      SECTION 10.14. Waiver of Jury Trial. THE AGENTS, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENTS, THE LENDERS OR THE BORROWER RELATING THERETO. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                               WHEELING-PITTSBURGH
                                   CORPORATION


                               By:____________________________________
                                    Title:



                               DLJ CAPITAL FUNDING, INC., as
                                    Syndication Agent, as Administrative
                                    Agent and as a Lender


                               By:____________________________________
                                    Title:


                               CITICORP USA, INC.
                                    as Documentation Agent and as a Lender


                               By:____________________________________
                                    Title:

                                                                      SCHEDULE I

                               DISCLOSURE SCHEDULE


                                  SUBSIDIARIES

Wheeling-Pittsburgh Corporation Subsidiaries:

      Wheeling-Pittsburgh Steel Corporation
      Consumers Mining Company
      Wheeling-Empire Company
      Monessen Southwestern Railway Company
      Mingo Oxygen Company
      Pittsburgh-Canfield Corporation
      Wheeling Construction Products, Inc.

Wheeling-Pittsburgh Steel Corporation Subsidiaries:

      Wheeling Pittsburgh Funding, Inc.
      WP Steel Venture Corp.

Consumers Mining Company Subsidiary:

      W-P Coal Company

Wheeling-Construction Products, Inc. Subsidiary:

      Champion Metal Products, Inc.

                                                                   SCHEDULE II
                                                           to Credit Agreement

                                   PERCENTAGES
||

                                 TERM LOAN
DLJ Capital Funding, Inc.           80%
Citicorp USA, Inc.                  20%
||
                          ADMINISTRATIVE INFORMATION

                           Notice Information

Wheeling-Pittsburgh
  Corporation                 Wheeling-Pittsburgh Corporation
                              1134 Market Street
                              Wheeling, West Virginia  26003
                              Fax:
                              Attention:  Chief Financial Officer

                              Wheeling-Pittsburgh Corporation
                              110 East 59th Street
                              New York, New York  10022
                              Attention:  Secretary

                           With copies to:

                              Olshan Grundman Frome & Rosenzweig LLP
                              505 Park Avenue
                              New York, New York  10022
                              Fax: (212) 755-1467
                              Attention:  Steven Wolosky, Esq.

DLJ Capital Funding, Inc.,
  as Syndication Agent        277 Park Avenue
  and Administrative Agent    New York, New York 10172
                              Contact: Sheila O'Sullivan
                              Fax: 212-892-5286

Citicorp USA, Inc.,           2 Penn's Way
as Documentation Agent        Suite 200
                              Newcastle, Delaware 19721
                              Contact: Daniel Krauss
                              Fax: 302-894-6120

                           Lenders' Domestic and LIBOR Offices

DLJ Capital Funding, Inc.     525 Washington Blvd.
                              Jersey City, New Jersey  07310
                              Contact: Ed Vowinkel
                              Fax:  201-610-1965


Citicorp USA, INC.            2 Penn's Way
                              Suite 200
                              Newcastle, Delaware 19721
                              Contact: Daniel Krauss
                              Fax: 302-894-6120


                                      II-2